PROSPECTUS SUPPLEMENT
(To Prospectus Dated April 5, 1996)
$65,000,000
SALOMON INC
NIKKEI 225 INDEX SECURITIES
DUE AUGUST 20, 2002
($10 PRINCIPAL AMOUNT PER SECURITY)

GENERAL:

-- Senior unsecured debt securities           -- Not redeemable prior to maturity
-- No payments prior to maturity              -- Issuable and transferable only in minimum denominations of $10 or integral multiples thereof

PAYMENT AT MATURITY (PER SECURITY):
$10 Principal Amount + Supplemental Redemption Amount

The Supplemental Redemption Amount per Security will equal $10 multiplied by the percentage change in the Nikkei Stock Average (225), further multiplied by a Participation Rate of 142%. The Supplemental Redemption Amount may be ZERO, but will not be less than zero.

SEE 'RISK FACTORS RELATING TO THE SECURITIES' BEGINNING ON PAGE S-7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS.

For information as to the Supplemental Redemption Amount and certain United States federal income tax consequences to holders of the Securities, see 'Description of the Securities--Determination of the Supplemental Redemption Amount' and 'Certain United States Federal Income Tax Considerations' in this Prospectus Supplement.

The Securities have been approved for listing on the New York Stock Exchange and the Chicago Board Options Exchange under the symbol 'NXS', subject to official notice of issuance.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                           PRICE         UNDERWRITING        PROCEEDS TO
                         TO PUBLIC        DISCOUNT           COMPANY(1)

Per Security........   $10.00            $0.20              $9.80
Total(2)............   $65,000,000       $1,300,000         $63,700,000

--------------------------------------------------------------------------------

(1) Before deducting expenses payable by the Company estimated at $100,000.

(2) The Company has granted to the Underwriters an option, exercisable within 30 days of the date of this Prospectus Supplement, to purchase up to an aggregate of $9,750,000 principal amount of Securities at the price to public less the underwriting discount, for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total price to public, underwriting discount and proceeds to Company will be $74,750,000, $1,495,000 and $73,255,000, respectively. See 'Plan of
    Distribution' in this Prospectus Supplement.

The Securities are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Securities will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York or through the facilities of The Depository Trust Company, on or about August 20, 1997.

The Company or one or more of its subsidiaries may from time to time (including in the initial offering) purchase or acquire a position in the Securities and may, at its option, hold, resell or retire such Securities. Salomon Brothers Inc, an indirect wholly-owned subsidiary of the Company, expects to offer and sell previously-issued Securities in the course of its business as a broker-dealer. Salomon Brothers Inc may act as principal or agent in such transactions. This Prospectus Supplement and the accompanying Prospectus may be used by the Company or any of its subsidiaries, including Salomon Brothers Inc, in connection with such transactions. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale.

SALOMON BROTHERS INC
               A.G. EDWARDS & SONS, INC.
                                OPPENHEIMER & CO., INC.
                                             PRUDENTIAL SECURITIES INCORPORATED

The date of this Prospectus Supplement is August 15, 1997.

CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES, INCLUDING PURCHASES OF THE SECURITIES TO STABILIZE THEIR MARKET PRICE, PURCHASES OF THE SECURITIES TO COVER ALL OR SOME OF A SHORT POSITION IN THE SECURITIES MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'PLAN OF DISTRIBUTION'.

                            SUMMARY INFORMATION--Q&A

     This summary includes questions and answers that highlight selected information from the accompanying Prospectus and this Prospectus Supplement to help you understand the Securities. You should carefully read the entire Prospectus and Prospectus Supplement to fully understand the terms of the Securities, the Nikkei Stock Average (225) (the 'Nikkei 225 Index' or the 'Index'), as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the Securities. You should, in particular, carefully review the section entitled 'Risk Factors Relating to the Securities' in this Prospectus Supplement, which highlights certain risks, to determine whether an investment in the Securities is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this Prospectus Supplement and the accompanying Prospectus.

WHAT ARE THE SECURITIES?

     The Securities are a series of senior debt securities issued by Salomon Inc (the 'Company'). The Securities are not secured by collateral. The Securities will rank equally with all other unsecured and unsubordinated debt of the Company. The Securities mature on August 20, 2002 and do not provide for earlier redemption. We will make no periodic payments of interest on the Securities. We will make no other payments on the Securities until maturity.

     Each Security represents a principal amount of $10. You may transfer the Securities only in denominations of $10 and integral multiples thereof. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Securities in the form of a global certificate, which will be held by The Depository Trust Company (the 'Depositary') or its nominee. Direct and indirect participants in the Depositary will record beneficial ownership of the Securities by individual investors. You should refer to the section 'Description of the Securities--Book Entry System' in this Prospectus Supplement.

WHAT WILL I RECEIVE AT MATURITY OF THE SECURITIES?

     We have designed the Securities for investors who want to receive at least the principal amount of their investment at maturity and who also want to participate in a possible increase in the Nikkei 225 Index. At maturity, you will receive a payment on the Securities equal to the sum of two amounts: the principal amount and the 'Supplemental Redemption Amount', which is based on the percentage change in the Nikkei 225 Index. You will not receive less than the principal amount.

PRINCIPAL AMOUNT

     The principal amount per Security is $10.

SUPPLEMENTAL REDEMPTION AMOUNT

     The Supplemental Redemption Amount per Security will equal:

            EIV - SIV
$10 X      ----------    X PR
               SIV

but will not be less than zero.

EIV = Ending Index Value

SIV = Starting Index Value

PR = Participation Rate

     'ENDING INDEX VALUE' means the average of the values of the Nikkei 225 Index at the close of the market on each of the five business days before the maturity of the Securities. We may calculate the Ending Index Value by reference to fewer than five or even a single day's closing value if, during the days prior to maturity of the Securities, there is a disruption in the trading of the securities comprising the Nikkei 225 Index or certain instruments linked to the Nikkei 225 Index.

     'STARTING INDEX VALUE' equals 19,326.03, which was the value of the Index at the market close on the date the Securities were priced for initial sale to the public (the 'Pricing Date').

     'PARTICIPATION RATE' equals 142%.

     For more specific information about the Supplemental Redemption Amount, please see the section 'Description of the Securities' in this Prospectus Supplement.

     We will pay you a Supplemental Redemption Amount only if the Ending Index Value is greater than the Starting Index Value. IF THE ENDING INDEX VALUE IS LESS THAN, OR EQUAL TO, THE STARTING INDEX VALUE, THE SUPPLEMENTAL REDEMPTION AMOUNT WILL BE ZERO. The Ending Index Value will be calculated only as described above, and you will not receive any value for earlier increases in the Nikkei 225 Index during the term of the Securities if the Index falls in value during the Calculation Period (as defined below under 'Description of the Securities--Determination of the Supplemental Redemption Amount). We will pay you the principal amount of the Securities regardless of whether any Supplemental Redemption Amount is payable.


     SUPPLEMENTAL REDEMPTION AMOUNT--EXAMPLES

     Here are two examples of Supplemental Redemption Amount calculations:

Example 1: Nikkei 225 Index decreases below the Starting Index Value
---------------
Starting Index Value: 19,326.03
Hypothetical Ending Index Value: 16,000.00
Participation Rate: 142%

                                                       16,000.00 - 19,326.03
Supplemental Redemption Amount (Per Security) = $10 X  ---------------------    X 142% = $0.00
                                                             19,326.03
                                                                          (cannot be
                                                                        less than zero)

Total payment at maturity (Per Security) = $10 + $0 = $10

Example 2: Nikkei 225 Index increases above the Starting Index Value
---------------
Starting Index Value: 19,326.03
Hypothetical Ending Index Value: 27,056.44
Participation Rate: 142%

                                                       27,056.44 - 19,326.03
Supplemental Redemption Amount (Per Security) = $10 X  ---------------------  X 142% = $5.68
                                                             19,326.03

Total payment at maturity (Per Security) = $10 + $5.68 = $15.68

HOW HAS THE NIKKEI 225 INDEX PERFORMED HISTORICALLY?

     We have provided a table showing the closing value of the Nikkei 225 Index on the last business day of each year from 1966 through 1991 and a table showing the highest and lowest daily closing value for each quarter or partial quarter from January 1, 1992 through August 15, 1997, as well as the closing value of the Index as of the end of each such quarter or partial quarter, as published by Nihon Keizai Shimbun, Inc. ('NKS'). You can find these tables in the section 'The Nikkei 225 Index-- Historical Data on the Nikkei 225 Index' in this Prospectus Supplement. We have provided this historical information to help you evaluate the behavior of the Nikkei 225 Index in various economic environments; however, past performance does not necessarily indicate or predict how the Index will perform in the future.

WHAT ABOUT TAXES?


     You will be required to pay taxes on ordinary income from the Securities over their term based upon an estimated yield for the Securities, even though you will not receive any payments from us until maturity. We have determined this estimated yield, in accordance with regulations issued by the Treasury Department, solely in order for you to figure out the amount of taxes that you will owe each year as a result of owning a Security. This estimate is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero. We have determined that this estimated yield will equal 6.82% per annum (compounded semiannually).

     Based upon this estimated yield, if you pay your taxes on a calendar year basis and if you buy a Security for $10 and hold the Security until maturity, you will be required to pay taxes on the following amounts of ordinary income from the Securities each year: $0.2485 in 1997, $0.6989 in 1998, $0.7466 in
1999, $0.7997 in 2000, $0.8521 in 2001, and $0.5785 in 2002. However, in 2002,
the amount of ordinary income that you will be required to pay taxes on from owning a Security may be greater or less than $0.5785, depending upon the amount you receive at maturity. Also, if the sum of the principal amount and the Supplemental Redemption Amount is less than $13.9243, you may have a loss which you could deduct against other income you may have in 2002. For further information, see 'Certain United States Federal Income Tax Considerations' in this Prospectus Supplement.

WHO PUBLISHES THE NIKKEI 225 INDEX AND WHAT DOES IT MEASURE?

     NKS publishes the Nikkei 225 Index, which measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index is currently based on 225 common stocks traded on the Tokyo Stock Exchange (the 'TSE') and represents a broad cross section of Japanese industry. All 225 underlying stocks are stocks listed in the First Section of the TSE and are, therefore, among the most actively traded stocks on the TSE. The Nikkei 225 Index is a modified, price-weighted index, which means an underlying stock's weight in the index is based on its price per share rather than the total market capitalization of the issuer.

WHAT ABOUT CHANGES IN EXCHANGE RATES?

     The Nikkei 225 Index is calculated in Japanese Yen and the Ending Index Value and Starting Index Value will thus always be expressed in terms of a Yen amount. As a result, changes in the exchange rate between the Dollar and the Japanese Yen will not be directly reflected in any Supplemental Redemption Amount that we may pay you. However, as described more fully in the section 'Risk Factors--Factors Affecting Trading Value of the Securities,' changes in the Dollar/Yen exchange rate may have an effect on the value of the Nikkei 225 Index, and thus an indirect effect on any Supplemental Redemption Amount.

WILL THE SECURITIES BE LISTED ON A STOCK EXCHANGE?

     The Securities have been approved for listing on the New York Stock Exchange and the Chicago Board Options Exchange under the symbol 'NXS,' subject to official notice of issuance.

WHAT IS THE ROLE OF OUR SUBSIDIARY, SALOMON BROTHERS INC?


     Our subsidiary, Salomon Brothers Inc, is one of the underwriters for the offering and sale of the Securities. In connection with this offering, Salomon Brothers Inc may stabilize or maintain the market price of the Securities. After the initial offering, it may also buy and sell Securities to create a secondary market for holders of the Securities. However, Salomon Brothers Inc will not be obligated to engage in any of these market activities, or continue them once it has started.

     Salomon Brothers Inc will also be our agent (the 'Calculation Agent') for purposes of calculating the Starting Index Value, the Ending Index Value and the Supplemental Redemption Amount and in determining whether a Market Disruption Event has occurred. Potential conflicts of interest may exist between Salomon Brothers Inc and the holders of the Securities.

CAN YOU TELL ME MORE ABOUT THE COMPANY?

     Salomon Inc conducts global investment banking and global securities and commodities trading. For information about the Company see the section 'Salomon Inc' in this Prospectus Supplement. You should also read the other documents the Company has filed with the Securities and Exchange Commission (the 'Commission'), which are identified in the section 'Incorporation of Certain Documents By Reference' in this Prospectus Supplement.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

     Yes, the Securities are subject to certain risks. Please refer to the section 'Risk Factors Relating to the Securities' in this Prospectus Supplement.

                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by the Company with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the 'Exchange Act') (File No. 1-4346), are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996; (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997; and (iii) the Company's Current Reports on Form 8-K dated January 21, 1997, March 17, 1997, April 15, 1997 and July 17, 1997. See
'Incorporation of Certain Documents by Reference' in the Prospectus. Such documents may be also be accessed electronically by means of the Commission's home page on the world wide web on the internet at 'http://www.sec.gov.'

                                  SALOMON INC

     Salomon Inc conducts global investment banking and global securities and commodities trading. Investment banking activities are conducted by Salomon Brothers Holding Company Inc and its subsidiaries ('Salomon Brothers'), including Salomon Brothers Inc. Salomon Brothers provides capital raising, advisory, trading and risk management services to its customers, and executes proprietary trading strategies on its own behalf. Salomon Inc's commodities trading activities are conducted by the Company's wholly owned subsidiary Phibro Inc. and its subsidiaries.

                    RISK FACTORS RELATING TO THE SECURITIES

     An investment in the Securities entails significant risks not associated with similar investments in a conventional security, including the following.

COMPARISON TO OTHER SECURITIES

     If the Ending Index Value of the Nikkei 225 Index does not exceed the Starting Index Value, the holder of a Security at maturity (including as a result of acceleration or otherwise) will receive only the principal amount ($10 per Security) of the Security.

     Because the Ending Index Value will be based upon the closing value of the Nikkei 225 Index on the first five Calculation Days during the Calculation Period (each as defined below under 'Description of the Securities-- Determination of the Supplemental Redemption Amount'), any increase in the Index subsequent to issuance may be entirely or substantially offset by subsequent decreases in the value of the Index during or prior to the Calculation Period.

     The Securities do not bear periodic payments of interest. Because the Ending Index Value of the Nikkei 225 Index may be less than, equal to or only slightly greater than the Starting Index Value, the effective yield to maturity on the Securities (which is linked to the amount by which such Ending Index Value exceeds such Starting Index Value) may be less than that which would be payable on a conventional fixed-rate debt security of the Company. In addition, any such return may not compensate the holder for any opportunity cost implied by inflation and other factors relating to the time value of money.

     Any return on the Securities will be based on appreciation of the Nikkei 225 Index, and not on dividends paid on the stocks underlying the Index. Therefore the yield to maturity on the Securities will be less than the yield on the underlying stocks from the period from the date of issue of the Securities to maturity if the product of the Participation Rate and the appreciation of the Index does not exceed the sum of the appreciation of the Index and the dividends paid on the underlying stocks during such period.

POSSIBLE ILLIQUIDITY OF THE SECONDARY MARKET

     The Securities have been approved for listing on the New York Stock Exchange and the Chicago Board Options Exchange, subject to official notice of issuance. However, there can be no assurance as to whether there will be a secondary market in the Securities or if there were to be such a secondary market, whether such market would be liquid or illiquid. There is currently no secondary market for the Securities. It is expected that any secondary market for the Securities will be affected by the creditworthiness of the Company and by a number of factors, including, but not limited to, the volatility of the Nikkei 225 Index, dividend rates on the stocks underlying the Index, the time remaining to the maturity of the Securities and market interest rates. In addition, the Ending Index Value depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. The value of the Securities prior to maturity is expected to depend primarily on the extent of the appreciation or depreciation of the Index and market interest rates. The price at which a holder will be able to sell the

Securities prior to maturity may be at a discount, which could be substantial, from the par amount thereof, if, at such time, the Index is less than, equal to, or not sufficiently above the Starting Index Value.

RELATIONSHIP OF THE SECURITIES AND THE NIKKEI 225 INDEX

     The historical Nikkei 225 Index values should not be taken as an indication of the future performance of the Index during the term of the Securities. While the trading prices of the stocks underlying the Index will determine the value of the Nikkei 225 Index, it is impossible to predict whether the value of the Index will fall or rise. Trading prices of the stocks underlying the Nikkei 225 Index will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment or a particular underlying stock.

     The policies of NKS concerning additions, deletions and substitutions of the stocks underlying the Nikkei 225 Index and the manner in which NKS takes account of certain changes affecting such underlying stocks may affect the value of the Index. The policies of NKS with respect to the calculation of the Index could also affect the value of the Index. NKS may discontinue or suspend calculation or dissemination of the Nikkei 225 Index. Any such actions could affect the value of the Securities. See 'The Nikkei 225 Index' below.

FACTORS AFFECTING TRADING VALUE OF THE SECURITIES

     The market value of the Securities will be affected by the value of the Index and by a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following discussion describes the expected impact on the market value of the Securities given a change in a specific factor, assuming all other conditions remain constant.

          Index Value. The market value of the Securities will likely depend substantially on the amount, if any, by which the Index exceeds the Starting Index Value. If you choose to sell your Securities when the value of the Index exceeds the Starting Index Value, you may receive substantially less than the amount that would be payable at maturity based on that Index value because of the expectation that the Index will continue to fluctuate until the Ending Index Value is determined. Moreover, the effect of such fluctuations during the Calculation Period on any Supplemental Redemption Amount you may receive will be magnified (either upwards or downwards, as the case may be) as the result of the fact that the Participation Rate, which is used to calculate the Supplemental Redemption Amount, is greater than 100%. If you choose to sell your Securities when the value of the Index is below the Starting Index Value, you can expect to receive less than the $10 principal amount per Security.

          Interest Rates.  Because the Securities repay, at a minimum, the principal amount at maturity, we expect that the trading value of the Securities will be affected by changes in interest rates. In general, if U.S. interest rates increase, the trading value of the Securities may be adversely affected. If U.S. interest rates decrease, the trading value of the Securities may be favorably affected. Interest rates in Japan may also affect the Japanese economy and, in turn, the value of the Index. Rising interest rates in Japan may adversely affect the value of the Index and the Securities. Falling interest rates in Japan may favorably affect the value of the Index and the value of the Securities.

          Exchange Rates. The Index is calculated in Japanese Yen and the Ending Index Value and Starting Index Value will thus always be expressed in terms of a Yen amount. As a result, changes in the exchange rate between the Dollar and the Japanese Yen will not be directly reflected in any Supplemental Redemption Amount that may be payable to holders of the Securities. However, an appreciation in the value of the Japanese Yen against the Dollar may adversely affect the value of the Index (and thus the trading value of the Securities).

          Volatility of the Index. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the Index increases, the trading value of the Securities may be favorably affected. If the volatility of the Index decreases, the trading value of the Securities may be adversely affected.

          Time Remaining to Maturity. The Securities may trade at a value above that which would be expected based on the level of interest rates and the Index due to a 'time premium' resulting from expectations concerning the value of the Index during the period prior to maturity of the Securities.

     However, as the time remaining to maturity of the Securities decreases, this time premium can be expected to decrease, adversely affecting the trading value of the Securities.

          Dividend Yields. If dividend yields on the underlying stocks comprising the Index increase, the value of the Securities may be adversely affected. Conversely, if dividend yields on the stocks comprising the Index decrease, the value of the Securities may be favorably affected.

          Company Credit Ratings, Financial Condition and Results. Real or anticipated changes in the Company's credit ratings, financial condition or results may affect the market value of the Securities.

     The impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the trading value of the Securities attributable to another factor, such as an increase in the Index value.

     In general, assuming all relevant factors are held constant, the effect on the trading value of the Securities of a given change in most of the factors listed above will be less if it occurs later in the term of the Securities than if it occurs earlier in the term of the Securities except that the effect on the trading value of the Securities of a given increase in the value the Index may be greater if it occurs later in the term of the Securities than if occurs earlier in the term of the Securities.

THE JAPANESE SECURITIES MARKET

     The underlying stocks that constitute the Nikkei 225 Index have been issued by Japanese companies. The Japanese securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets. Direct or indirect government intervention to stabilize the Japanese securities markets and cross-shareholdings in Japanese companies on such markets may affect prices and volume of trading on those markets. Less publicly available information generally exists about Japanese companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and Japanese companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

     Securities prices in Japan are subject to political, economic, financial and social factors that apply in Japan. These factors (including the possibility of recent or future changes in the Japanese government's economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other Japanese laws or restrictions applicable to Japanese companies or investments in Japanese equity securities and the possibility of fluctuations in the rate of exchange between currencies) could negatively affect the Japanese securities markets. Moreover, the Japanese economy may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

AFFILIATION OF THE COMPANY AND CALCULATION AGENT

     Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Index values or whether a Market Disruption Event has occurred. See 'The Nikkei 225 Index--Market Disruption Events,' '--Discontinuance of the Nikkei 225 Index' and '--Alteration of Method of Calculation' below. Salomon Brothers Inc, as a registered broker-dealer, is required to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Securities to restrict the use of information relating to the calculation of the Index values that the Calculation Agent may be required to make prior to their dissemination. Salomon Brothers Inc is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment. Salomon Brothers Inc may also engage in certain activities in connection with hedging the Company's obligation under the Securities. See 'Use of Proceeds and Hedging' below.


FEDERAL INCOME TAX CONSEQUENCES

     Because the Securities will be treated by the Company as its contingent payment debt obligations, and because by accepting a Security holders thereof agree to this treatment of the Securities, U.S. holders of a Security will be required to include original issue discount for U.S. federal income tax purposes ('Tax OID') in gross income on a constant yield basis over the term of such Security. Such Tax OID will be includible in a U.S. holder's gross income for U.S. federal income tax purposes (as ordinary income) over the life of the Security, even though no payments are to be made on the Security except at maturity. The amount of Tax OID is calculated based (in part) on an assumed amount payable at maturity. This assumed amount is neither a prediction nor guarantee of the actual amount payable at maturity. Furthermore, if the amount actually paid at maturity is, in fact, less than the assumed amount payable at maturity, a U.S. holder will have recognized taxable income in periods prior to maturity that exceed such holder's economic income from the holding of the Security during such periods (with an offsetting ordinary loss at the maturity of the Security). A U.S. holder will also be required to treat any gain recognized upon a sale of a Security as ordinary income (rather than capital gain). See 'Certain United States Federal Income Tax Considerations' below.

OTHER CONSIDERATIONS

     If a bankruptcy proceeding is commenced in respect of the Company, the claim of a holder of Securities may, under Section 502(b)(2) of Title 11 of the United States Code, be limited to the par amount of such Securities.
                         ------------------------------

     It is suggested that prospective investors who consider purchasing the Securities should reach an investment decision only after carefully considering the suitability of the Securities in light of their particular circumstances.

                         DESCRIPTION OF THE SECURITIES

     The following description of the particular terms of the Securities offered hereby (referred to in the Prospectus as the 'Offered Securities') supplements the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus, to which description reference is hereby made. The following summary of the Securities is qualified in its entirety by reference to the Senior Debt Indenture referred to in the Prospectus. Capitalized terms used but not defined herein are used as defined in the Prospectus.

GENERAL

      The Nikkei 225 Index Securities (the 'Securities') are a series of Debt Securities issued under the Senior Debt Indenture described in the accompanying Prospectus. The aggregate number of Securities issued will be limited to 6,500,000, subject to the over-allotment option granted by the Company to the Underwriters (See 'Plan of Distribution' in this Prospectus Supplement). The Securities will mature on August 20, 2002, will constitute part of the senior debt of the Company and will rank pari passu with all other unsecured and unsubordinated debt of the Company. The Securities will be issued only in fully registered form and in denominations of $10 and integral multiples thereof.

     The 'Trustee' under the Senior Debt Indenture will be The Bank of New York under an indenture dated as of October 27, 1993, as amended from time to time. A copy of the Senior Debt Indenture under which The Bank of New York serves as Trustee has been filed with the Commission as an exhibit to the Registration Statement of which the accompanying Prospectus forms a part and is hereby incorporated by reference as part of the Registration Statement. Section numbers in the Senior Debt Indenture take the form '1.01,' '2.01' and so forth, rather than '101,' '201' and so forth. Section references in the accompanying Prospectus should be read accordingly.

     Reference is made to the accompanying Prospectus for a detailed summary of additional provisions of the Securities and of the Senior Debt Indenture under which the Securities will be issued. For a discussion of certain federal income tax consequences to Holders of the Securities, see 'Certain United States Federal Income Tax Considerations.'

INTEREST

     The Securities will not bear periodic payments of interest.

REDEMPTION; DEFEASANCE

     The Securities are not subject to redemption by the Company or at the option of any Holder prior to maturity and are not subject to the defeasance provisions described in the accompanying Prospectus under 'Description of Debt Securities--Defeasance'.

PAYMENT AT MATURITY

     At maturity (including as a result of acceleration or otherwise), a Holder of a Security will be entitled to receive the principal amount thereof plus a Supplemental Redemption Amount, if any, as provided below. If the Ending Index Value does not exceed the Starting Index Value, the Holder of a Security will be entitled to receive only the principal amount thereof. The principal amount will equal $10 per Security.

DETERMINATION OF THE SUPPLEMENTAL REDEMPTION AMOUNT

     The Supplemental Redemption Amount for a Security will be determined by the Calculation Agent and will equal:

  Principal amount (equal to $10 per Security) X Ending Index Value - Starting Index Value X Participation Rate
                                                 -----------------------------------------
                                                          Starting Index Value

provided that in no event will the Supplemental Redemption Amount be less than zero. As indicated in the formula above, the Supplemental Redemption Amount for the Securities will be calculated using the principal amount of the Securities.

     The Participation Rate will be 142%. The Starting Index Value equals 19,326.03, which was the closing value of the Nikkei 225 Index on August 15, 1997. The Ending Index Value will be determined by the Calculation Agent and will equal the average of the closing values of the Nikkei 225 Index determined on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days during such Calculation Period, then the Ending Index Value will equal the average of the closing values of the Nikkei 225 Index on such Calculation Days, and if there is only one Calculation Day, then the Ending Index Value will equal the closing value of the Index on such Calculation Day. If no Calculation Days occur during the Calculation Period due to the occurrence of one or more Market Disruption Events, then the Ending Index Value will equal the closing value of the Nikkei 225 Index determined on the last scheduled Index Business Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event on such day. The 'Calculation Period' means the period from and including the seventh scheduled Index Business Day prior to maturity to and including the second scheduled Index Business Day prior to maturity. 'Calculation Day' means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred. For purposes of determining the Ending Index Value, an 'Index Business Day' is a day on which each of the New York Stock Exchange, the American Stock Exchange, the TSE, the Singapore International Monetary Exchange (the 'SIMEX'), the Osaka Securities Exchange (the 'OSE') and the Chicago Mercantile Exchange (the 'CME') are open for trading and the Index or any Successor Index, as defined below, is calculated and published. All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and, absent a determination by the Calculation Agent of a manifest error, shall be conclusive for all purposes and binding on the Company and Holders and beneficial owners of the Securities.

HYPOTHETICAL RETURNS

     The following table illustrates, for a range of hypothetical Ending Index Values, (i) the total amount payable at maturity for each $10 principal amount of Securities, (ii) the total rate of return to beneficial owners of the Securities, (iii) the pretax annualized rate of return to beneficial owners of Securities, and (iv) the pretax annualized rate of return of an investment in the stocks underlying the Nikkei 225 Index (which includes an assumed aggregate dividend yield of .75% per annum, as more fully described in footnote 2 below).

                                                  TOTAL AMOUNT
                                                   PAYABLE AT                         PRETAX        PRETAX ANNUALIZED
                                                    MATURITY                        ANNUALIZED      RATE OF RETURN OF
                                                    PER $10       TOTAL RATE OF        RATE         STOCKS UNDERLYING
       HYPOTHETICAL          PERCENTAGE CHANGE     PRINCIPAL        RETURN ON      OF RETURN ON            THE
          ENDING             OVER THE STARTING     AMOUNT OF           THE              THE              NIKKEI
       INDEX VALUE              INDEX VALUE        SECURITIES      SECURITIES      SECURITIES(1)       INDEX(1)(2)
--------------------------   -----------------    ------------    -------------    -------------    -----------------

 7,730.41.................          -60%             $10.00             0.00%            0.00%            -17.13%
 9,663.02.................          -50%             $10.00             0.00%            0.00%            -12.86%
11,595.62.................          -40%             $10.00             0.00%            0.00%             -9.33%
13,528.22.................          -30%             $10.00             0.00%            0.00%             -6.32%
15,460.82.................          -20%             $10.00             0.00%            0.00%             -3.69%
17,393.43.................          -10%             $10.00             0.00%            0.00%             -1.35%
19,326.03.................            0%             $10.00             0.00%            0.00%              0.75%
21,258.63.................           10%             $11.42            14.20%            2.67%              2.66%
23,191.24.................           20%             $12.84            28.40%            5.06%              4.42%
25,123.84.................           30%             $14.26            42.60%            7.22%              6.04%
27,056.44.................           40%             $15.68            56.80%            9.20%              7.55%
28,989.05.................           50%             $17.10            71.10%           11.02%              8.96%

                                                  TOTAL AMOUNT
                                                   PAYABLE AT                         PRETAX        PRETAX ANNUALIZED
                                                    MATURITY                        ANNUALIZED      RATE OF RETURN OF
                                                    PER $10       TOTAL RATE OF        RATE         STOCKS UNDERLYING
       HYPOTHETICAL          PERCENTAGE CHANGE     PRINCIPAL        RETURN ON      OF RETURN ON            THE
          ENDING             OVER THE STARTING     AMOUNT OF           THE              THE              NIKKEI
       INDEX VALUE              INDEX VALUE        SECURITIES      SECURITIES      SECURITIES(1)       INDEX(1)(2)
--------------------------   -----------------    ------------    -------------    -------------    -----------------
30,921.65.................           60%             $18.52            85.20%           12.71%             10.29%
32,854.25.................           70%             $19.94            99.40%           14.29%             11.54%
34,786.85.................           80%             $21.36           113.60%           15.77%             12.72%
36,719.46.................           90%             $22.78           127.80%           17.16%             13.84%
38,652.06.................          100%             $24.20           142.00%           18.48%             14.91%
40,584.66.................          110%             $25.62           156.20%           19.73%             15.92%
42,517.27.................          120%             $27.04           170.40%           20.92%             16.90%
44,449.87.................          130%             $28.46           184.60%           22.05%             17.83%

------------------
(1) The annualized rates of return specified in the preceding table are calculated on a semi-annual bond-equivalent basis.

(2) This rate of return assumes (i) an investment of a fixed amount in the stocks underlying the Nikkei 225 Index with the allocation of such amount reflecting the current relative weights of such stocks in the Index; (ii) a percentage change in the aggregate price of such stocks that equals the percentage change in the Index from the Starting Index Value to the relevant hypothetical Ending Index Value; (iii) a constant dividend yield of .75% per annum, paid quarterly from the date of initial delivery of Securities, applied to the value of the Index at the end of each such quarter assuming such value increases or decreases linearly from the Starting Index Value to the applicable hypothetical Ending Index Value; (iv) no transaction fees or expenses; (v) a term for the Securities from August 15, 1997 to August 20,

    2002; and (vi) a final Index value equal to the Ending Index Value. The aggregate dividend yield of the stocks underlying the Index as of August 15, 1997 was approximately .75%.

     The above figures are for purposes of illustration only. The actual Supplemental Redemption Amount received by investors and the total and pretax annualized rate of return resulting therefrom will depend entirely on the actual Ending Index Value determined by the Calculation Agent as provided herein. Historical data regarding the Nikkei 225 Index is included in this Prospectus Supplement under 'The Nikkei 225 Index--Historical Data on the Nikkei 225 Index'.

MARKET DISRUPTION EVENTS

     'Market Disruption Event' means either of the following events, as determined by the Calculation Agent:

          (a) a suspension, material limitation or absence of trading on the Tokyo Stock Exchange of 20% or more of the underlying stocks which then comprise the Nikkei 225 Index or a Successor Index during the one-half hour period preceding the close of trading on the applicable exchange; or

          (b) the suspension or material limitation on the SIMEX, OSE or CME or any other major futures or securities market of trading in futures or options contracts related to the Nikkei 225 Index or a Successor Index during the one-half hour period preceding the close of trading on the applicable exchange.

     For purposes of determining whether a Market Disruption Event has occurred:
(1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event, (3) a suspension in trading in a futures or options contract on the Index by a major securities market by reason of (x) a price change violating limits set by such securities market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in futures or options contracts related to the Nikkei 225 Index or a Successor Index (as defined below), and (4) a 'suspension, material limitation or absence of trading' on the TSE will not include any time when the TSE is closed for trading under ordinary circumstances. Under certain circumstances, the duties of Salomon Brothers Inc as Calculation Agent in determining the existence of Market Disruption Events could conflict with the interests of Salomon Brothers Inc as an affiliate of the issuer of the Securities.

     Based on the information currently available to the Company, the opening of trading on the OSE was delayed on January 17, 1995 because of the earthquake in Kobe. If such delay had occurred during the one-half hour period preceding the close of trading on the OSE, it would have constituted a Market Disruption

Event. In addition, because of movements in the price for futures contracts for the Index, the OSE imposed price limits on such futures contracts on January 23, 1995 that were in effect during the one-half hour period preceding the close of trading on the OSE and that would have constituted a Market Disruption Event. On January 31 and February 1 of 1994, prices for futures contracts for the Nikkei 225 Index reached price limits imposed by the OSE, which would have been a Market Disruption Event. On August 1, 1997, the TSE suspended trading in the stocks of more than 1,700 issuers (including certain of the issuers of the underlying stocks of the Index) for several hours as a result of a malfunction in the TSE's computerized trading system. Normal trading resumed in time for the beginning of the afternoon session on August 1, following repair of the system. In addition, a breakdown in telecommunications circuits was reported to have caused a 45 minute-long suspension of trading on the TSE in October, 1990. If either of these suspensions had occurred during the one-half hour period preceding the close of trading on the TSE, it would have constituted a Market Disruption Event. On April 3, 1992, no trading took place on the CME, as a flood that severely affected the operations of many of the CME's member institutions caused the CME to suspend trading (including trading in futures or option contracts on the Index) for the entire day. If such suspension had occurred during the one-half hour period preceding the close of trading on the CME, it would have constituted a Market Disruption Event.

     Other than the foregoing events, to the Company's knowledge no circumstances have arisen since the inception of the Index that could have constituted a Market Disruption Event. The existence or non-existence of such circumstances, however, is not necessarily indicative of the likelihood of such circumstances arising or not arising in the future.

DISCONTINUANCE OF THE NIKKEI 225 INDEX

     If NKS discontinues publication of the Nikkei 225 Index and NKS or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to such Index (any such index being referred to hereinafter as a 'Successor Index'), then the Ending Index Value shall be determined by reference to the value of such Successor Index using the methodology described above under '--Payment at Maturity' and '--Determination of the Supplemental Redemption Amount'.

     Upon any selection by the Calculation Agent of a Successor Index, the Company shall cause notice thereof to be furnished to the Company and the Trustee, who shall provide notice thereof to the Holders of the Securities.

     If NKS discontinues calculation or publication of the Index and a Successor Index is not selected by the Calculation Agent or is no longer calculated or published on any of the Calculation Days, the value to be substituted for the Index for any such Calculation Day used to calculate the Supplemental Redemption Amount at maturity will be a value computed by the Calculation Agent for each Calculation Day in accordance with the procedures last used to calculate the Index prior to any such discontinuance, as these procedures may be interpreted by the Calculation Agent in its sole discretion.

     If NKS discontinues calculation or publication of the Index prior to the period during which the Supplemental Redemption Amount is to be determined and the Calculation Agent determines that no Successor Index is available at such time, then on each Index Business Day until the earlier to occur of (a) the determination of the Ending Index Value and (b) a determination by the Calculation Agent that a Successor Index is available, the Calculation Agent shall determine the value that would be used in computing the Supplemental Redemption Amount as described in the preceding paragraph as if such day were a Calculation Day. The Calculation Agent will cause notice of each such value to be published not less often than once each month in The Wall Street Journal (or another newspaper of general circulation), and arrange for information with respect to such values to be made available by telephone. Notwithstanding these alternative arrangements, discontinuance of the calculation or publication of the Index may adversely affect trading in the Securities.

     If a Successor Index is selected or the Calculation Agent calculates a value as a substitute for the Nikkei 225 Index as described above, such Successor Index or value shall be substituted for the Nikkei 225 Index for all purposes, including for purposes of determining whether a Market Disruption Event exists. Notwithstanding these alternative arrangements, discontinuance of the calculation or publication of the Nikkei 225 Index may adversely affect the value of the Securities.

ALTERATION OF METHOD OF CALCULATION

     If at any time the method of calculating the Nikkei 225 Index or a Successor Index, or the value thereof, is changed in any material respect, or if the Index or a Successor Index is in any other way modified so that such Index does not, in the opinion of the Calculation Agent, fairly represent the value of the Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent shall, at the close of business in New York, New York, on each date that the closing value with respect to the Ending Index Value is to be calculated, make such adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Index or such Successor Index as if such changes or modifications had not been made, and calculate such closing value with reference to the Index, as adjusted. Accordingly, if the method of calculating the Index or such Successor Index is modified so that the value of such Index or such Successor Index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split in such Index), then the Calculation Agent shall adjust such Index in order to arrive at a value of such Index as if it had not been modified (e.g., as if such split had not occurred).

EVENTS OF DEFAULT AND ACCELERATION

     In case an Event of Default with respect to any Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities will be determined by the Calculation Agent and will be equal to, for each Security, the principal amount plus the Supplemental Redemption Amount, if any, calculated as though the date of early repayment were the stated maturity date of the Securities. See '--Determination of the Supplemental Redemption Amount' above. If a bankruptcy proceeding is commenced in respect of the Company, the claim of the beneficial owner of a Security may be limited, under Section 502(b) (2) of Title 11 of the United States Code, to

the principal amount of the Security plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the Securities.

BOOK-ENTRY SYSTEM

     Upon issuance, all Securities will be represented by one or more fully registered global securities (the 'Global Securities'). Each such Global Security will be deposited with, or on behalf of the Depositary, and registered in the name of the Depositary or a nominee thereof. Unless and until it is exchanged in whole or in part for Securities in definitive form, no Global Security may be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor. Participants in the Euroclear and Cedel clearance systems may hold beneficial interests in the Securities through the accounts each such system maintains as a participant in the Depositary.

     The Depositary has advised the Company as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code and a 'clearing agency' registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC.

     Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     A further description of the Depositary's procedures with respect to the Global Securities is set forth in the Prospectus under 'Description of Debt Securities--Global Securities.' The Depositary has confirmed to the Company, the Underwriters and the Trustee that it intends to follow such procedures.

CALCULATION AGENT

     The 'Calculation Agent' for the Securities will be Salomon Brothers Inc. All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and shall, in the absence of manifest error, be conclusive for all purposes and binding on the Company and Holders and beneficial owners of the Securities. Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the

Calculation Agent and the Holders of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Index values or whether a Market Disruption Event has occurred. See '--Market Disruption Events,' '--Discontinuance of the Nikkei 225 Index' and '--Alteration of Method of Calculation' above. Salomon Brothers Inc is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

                              THE NIKKEI 225 INDEX

     Unless otherwise stated, all disclosure contained in this Prospectus Supplement regarding the Nikkei 225 Index, including, without limitation, its composition, method of calculation and changes in its components, is derived from the Stock Market Indices Book published by NKS and other publicly available information. Such information reflects the policies of NKS as stated in such sources and is subject to change at the discretion of NKS. Neither the Company, the Calculation Agent nor the Underwriters takes any responsibility for the accuracy or completeness of such information.

     The Nikkei 225 Index is a stock index calculated, published and disseminated by NKS that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index is currently based on the stocks of 225 highly capitalized companies trading on the TSE representing a broad cross-section of Japanese industries. (See Appendix A hereto for a list of the 225 underlying stocks as of August 15, 1997.) All 225 underlying stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section are among the most actively traded stocks on the TSE. Futures and options contracts on the Nikkei 225 Index are traded on the SIMEX, OSE and CME.

     The Nikkei 225 Index is a modified, price-weighted index (i.e., an underlying stock's weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each underlying stock by the corresponding weighting factor for such underlying stock (a 'Weight Factor'), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the 'Divisor'). The Divisor, initially set in 1949 at 225, was 9.999 as of August 15, 1997, and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing yen 50 by the par value of the relevant underlying stock, so that the share price of each underlying stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of yen 50. The stock prices used in the calculation of the Index are those reported by a primary market for the underlying stocks (currently the TSE). The level of the Index is calculated once per minute during TSE trading hours.

     In order to maintain continuity in the level of the Index in the event of certain changes due to non-market factors affecting the underlying stocks, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits or distributions of assets to stockholders, the Divisor used in calculating the Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Index. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of each such change affecting any underlying stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the Index immediately after such change) will equal the level of the Index immediately prior to the change.

     Underlying stocks may be deleted or added by NKS. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the underlying stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer into, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the 'Seiri-Post' because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section of the TSE. Upon deletion of a stock from the underlying stocks, NKS will select a replacement for such deleted underlying stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by NKS to be representative of a market may be added to the underlying stocks. In such a case, an existing underlying stock with low trading volume and not representative of a market will be deleted.

     NKS is under no obligation to continue the calculation and dissemination of the Index. The Securities are not sponsored, endorsed, sold or promoted by NKS. No inference should be drawn from the information contained in this Prospectus Supplement that NKS makes any representation or warranty, implied or express, to the Company, the Holders or beneficial owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities in particular or the ability of the Nikkei 225 Index to track general stock market performance. NKS has no obligation to take the needs of the Company or the Holders or beneficial owners of the Securities into consideration in determining, composing or calculating the Index. NKS is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the Securities to be issued or in the determination or calculation of the equation by which the Supplemental Redemption Amount payable with respect to the Securities is set. NKS has no obligation or liability in connection with the administration, marketing or trading of the Securities.

     The use of and reference to the Nikkei 225 Index in connection with the Securities have been consented to by NKS, the publisher of the Nikkei 225 Index.

     None of the Company, the Calculation Agent, the Trustee under the Senior Debt Indenture and the Underwriters accepts any responsibility for the calculation, maintenance or publication of the Nikkei 225 Index or any Successor Index. NKS disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225 Index or the manner in which such Index is applied in determining any Initial or Ending Index Values or any Supplemental Redemption Amount upon maturity of the Securities.

HISTORICAL DATA ON THE NIKKEI 225 INDEX

     The following table sets forth the closing values of the Nikkei 225 Index on the last business day of each year from 1966 through 1991. The historical values of the Index should not be taken as an indication or prediction of future performance.
YEAR             CLOSING VALUE
------------------------------
1966 ............      1,452
1967 ............      1,281
1968 ............      1,715

1969 ............      2,359
1970 ............      1,987
1971 ............      2,714
1972 ............      5,208
1973 ............      4,307
1974 ............      3,817
1975 ............      4,359
1976 ............      4,987
1977 ............      4,866
1978 ............      6,002

YEAR             CLOSING VALUE
------------------------------
1979 ............      6,570
1980 ............      7,063
1981 ............      7,682
1982 ............      8,017
1983 ............      9,894
1984 ............     11,543
1985 ............     13,083
1986 ............     18,821
1987 ............     21,564
1988 ............     30,159
1989 ............     38,915
1990 ............     23,849
1991 ............     22,984

     The following table sets forth the highest and lowest daily closing level of the period from January 1, 1992 through August 15, 1997, as well as the closing level of the Index as of the end of each such quarter or partial quarter. The historical values of the Index should not be taken as an indication of future performance.

                                                                        DAILY CLOSING LEVELS
                                                                 -----------------------------------
                                                                  HIGHEST      LOWEST       CLOSING
                                                                   LEVEL        LEVEL        LEVEL
                                                                 ---------    ---------    ---------
1992:
  1st Quarter.................................................   23,801.18    19,345.95    19,345.95
  2nd Quarter.................................................   18,804.60    15,741.27    15,951.73
  3rd Quarter.................................................   18,908.47    14,309.41    17,399.08
  4th Quarter.................................................   17,690.67    15,993.48    16,924.95
1993:
  1st Quarter.................................................   19,048.38    16,287.45    18,591.45
  2nd Quarter.................................................   21,076.00    19,099.09    19,590.00
  3rd Quarter.................................................   21,148.11    19,621.46    20,105.71
  4th Quarter.................................................   20,500.25    16,078.71    17,417.24

1994:
  1st Quarter.................................................   20,677.77    17,369.74    19,111.92
  2nd Quarter.................................................   21,552.81    19,122.22    20,643.93
  3rd Quarter.................................................   20,862.77    19,468.89    19,563.81
  4th Quarter.................................................   20,148.83    18,666.93    19,723.06
1995:
  1st Quarter.................................................   19,684.04    15,749.77    16,139.95
  2nd Quarter.................................................   17,103.69    14,507.17    14,517.40
  3rd Quarter.................................................   18,847.89    14,295.90    17,913.06
  4th Quarter.................................................   20,023.52    17,337.19    19,868.15
1996:
  1st Quarter.................................................   21,406.85    19,734.70    21,406.85
  2nd Quarter.................................................   22,666.70    21,171.82    22,530.75
  3rd Quarter.................................................   22,455.49    20,107.11    21,556.40
  4th Quarter.................................................   21,612.30    19,161.71    19,361.35
1997:
  1st Quarter.................................................   19,446.00    17,303.65    18,003.40
  2nd Quarter.................................................   20,681.07    17,485.75    20,604.96
  3rd Quarter (through August 15).............................   20,575.26    18,824.18    19,326.03

     The closing level of the Nikkei 225 Index on August 15, 1997 was 19,326.03.

     Since its inception, the Nikkei 225 Index has experienced significant daily price fluctuations. Any historical upward or downward trend in the closing level of the Nikkei 225 Index during any period set forth above is not any indication that the Nikkei 225 Index is more or less likely to increase or decline at any time during the term of the Securities.

THE TOKYO STOCK EXCHANGE

     The Tokyo Stock Exchange is one of the world's largest securities exchanges in terms of market capitalization. The TSE market is a two-way, continuous pure auction market. Trading hours are currently from 9:00 A.M. to 11:00 A.M. and from 12:30 P.M. to 3:00 P.M., Tokyo time, Monday through Friday.

     Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the Nikkei 225

Index on such trading day will generally be available in the United States by the opening of business on the same calendar day.

     The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded outside of these limits, which are expressed in absolute Japanese yen, and not percentage, limits from the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a 'special bid quote' or a 'special asked quote' for that stock at a specified higher or lower price level than the stock's last sale price in order to solicit counter-orders and balance supply and demand for the stock. Investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Nikkei 225 Index may be limited by price limitations, or by suspension of trading, on individual stocks which comprise the Nikkei 225 Index, which limitations may, in turn, adversely affect the value of the Securities under certain circumstances.

LICENSE AGREEMENT

     NKS and the Company have entered into a license agreement providing for a license, in exchange for a fee, of certain trade and service marks with respect to indices owned and published by NKS in connection with the issuance of the Securities. The use of and reference to the Nikkei 225 Index in connection with the Securities have been consented to by NKS, the publisher of the Nikkei 225 Index.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of certain United States federal income tax considerations that may be relevant to a holder of a Security that is a 'U.S. holder' (as defined below). This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Furthermore, there can be no assurance that the Internal Revenue Service would not take a position contrary to those expressed herein. This summary deals only with U.S. holders that will hold Securities as capital assets, and does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax law (including, but not limited to, financial institutions, tax-exempt entities, insurance companies or dealers in securities or currencies, persons having a functional currency other than the U.S. dollar, and persons holding the Securities as a position in a 'straddle' or conversion transaction, or as part of a 'synthetic security' or other integrated financial transaction). This summary also does not address the state, local or foreign tax consequences of an investment in the Securities.

     Investors should consult their own tax advisors in determining the tax consequences to them of holding Securities, including the application to their particular situation of the U.S. federal income tax considerations discussed below.

     The term 'U.S holder' means a holder of a Security who is a citizen or resident of the United States, or that is a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if (i) a U.S. court is able to exercise primary supervision over the trust's administration and (ii) one or more U.S. fiduciaries have the authority to control all of the trust's substantial decisions.


     Each Security will be treated by the Company for U.S. federal income tax purposes as a single debt instrument issued by the Company that is subject to U.S. Treasury regulations governing contingent debt instruments (the 'Contingent Debt Regulations'). Moreover, each holder, by accepting a Security, agrees to this treatment of such Security and to report all income (or loss) with respect to the Securities in accordance with the Contingent Debt Regulations. The remainder of this summary assumes the treatment of the Security as a single debt instrument subject to the Contingent Debt Regulations and the holder's agreement thereto. The Contingent Debt Regulations require the application of a 'noncontingent bond' method to determine accruals of income, gain, loss and deduction with respect to a contingent debt obligation. As described in more detail in the second succeeding paragraph, under the noncontingent bond method, a U.S. holder of a Security will be required for tax purposes to include in income each year an accrual of interest at the rate of 6.82 percent (the 'comparable yield'). Solely for purposes of determining the comparable yield pursuant to the Contingent Debt Regulations, a holder of a Security will be assumed to be entitled to receive, in respect of such Security, a payment of $3.9243 on the maturity date (the 'Assumed Supplemental Redemption Amount'). The Assumed Supplemental Redemption Amount is calculated as the amount required to produce the comparable yield of a Security, taking into account the Security's issue price.

     The comparable yield and the Assumed Supplemental Redemption Amount are used to determine accruals of interest for tax purposes only and are not assurances or predictions by the Company with respect to the actual yield of, or payment to be made in respect of, a Security. The comparable yield and the Assumed Supplemental Redemption Amount do not necessarily represent the Company's expectations regarding such yield or the amount of such payment.

     Each Security will be issued at par. However, there will be original issue discount on each Security for U.S. federal income tax purposes ('Tax OID'), because Tax OID must be accrued at the comparable yield. Under the Tax OID rules of the Internal Revenue Code of 1986, as amended (the 'Code'), and the Treasury regulations promulgated thereunder, a U.S. holder of a Security, whether such holder uses the cash or the accrual method of tax accounting, will be required to include as ordinary interest income the sum of the 'daily portions' of Tax OID on the Security for all days during the taxable year that the U.S. holder owns the Security. As a result, a U.S. holder of a Security that employs the cash method of accounting will be required to include amounts in respect of Tax OID accruing on a Security in taxable income each year, even though cash payment on the Security is only at maturity.

     The daily portions of Tax OID on a Security are determined by allocating to each day in any accrual period a ratable portion of the Tax OID allocable to that accrual period. In the case of an initial holder, the amount of Tax OID on the Security allocable to each accrual period is determined by multiplying the 'adjusted issue price' (as defined below) of the Security at the beginning of the accrual period by the comparable yield of the Security (appropriately adjusted to reflect the length of the accrual period). The 'adjusted issue price' of a Security at the beginning of any accrual period will generally be the sum of its issue price and the amount of Tax OID allocable to all prior accrual periods.

     When a U.S. holder sells, exchanges or otherwise disposes of a Security (including the redemption of the Security at maturity) (a 'disposition'), the U.S. holder's gain (or loss) on such disposition will equal the difference between the amount received by the U.S. holder for the Security and the U.S. holder's tax basis in the Security. Upon a Security's maturity, if there is a payment of a Supplemental Redemption Amount and such Supplemental Redemption Amount exceeds the Assumed Supplemental Redemption Amount, the U.S. holder will be required to include such excess in income as ordinary interest on the maturity date. Alternatively, if there is a payment of a Supplemental Redemption Amount and such Supplemental Redemption Amount is less than the Assumed Supplemental Redemption Amount, the shortfall will be treated as an offset to any interest otherwise includible in income by the U.S. holder with respect to the Security for the taxable year in which the maturity date occurs but only to the extent of the amount of such includible interest. Any remaining portion of such shortfall may be recognized and deducted by the U.S. holder as an ordinary loss. A U.S. holder's tax basis (i.e., adjusted cost) in a Security will be equal to the U.S. holder's original purchase price for such Security, plus any Tax OID accrued by the U.S. holder. Any gain realized by a U.S. holder on a disposition will be treated as ordinary interest income. Any loss realized by a U.S. holder on a disposition will be treated as ordinary loss, to the extent of the U.S. holder's Tax OID inclusions with respect to the Security up to the date of disposition. Any loss realized in excess of such amount generally will be treated as a capital loss. An individual U.S. holder generally will be allowed a deduction for any such ordinary loss without regard to the two-percent miscellaneous itemized deduction rule of section 67 of the Code. Any capital loss recognized by a U.S. holder will be a long-term capital loss if such U.S. holder has held such Security for more than one year, and a short-term capital loss in other cases.

     A U.S. holder that purchases a Security in the secondary market for an amount that differs from the Security's adjusted issue price at the time of purchase will be required to accrue Tax OID on the Security in accordance with the comparable yield and Assumed Supplemental Redemption Amount, even if market conditions have changed since the date of issuance. If the difference between a U.S. holder's purchase price for a Security and the adjusted issue price of the Security is attributable to a change in expectations as to the payment to be made by the Company on the maturity date (the 'Maturity Date Payment'), the U.S. holder will be required to allocate that difference to the Maturity Date Payment. Adjustments allocated to the Maturity Date Payment are taken into account at the time the Maturity Date Payment is made. If the purchaser's basis in a Security is greater than the adjusted issue price of the Security, the excess is treated as a 'negative adjustment' that reduces the Maturity Date Payment; if the purchaser's basis in a Security is less than the adjusted issue price of the Security, the difference is treated as a 'positive adjustment' that increases the Maturity Date Payment. Any negative or positive adjustment of the kind described above made by a U.S. holder of a Security will decrease or increase, respectively, the U.S. holder's basis in the Security, in a manner otherwise consistent with the operation of the general premium and market discount rules.

     Certain U.S. holders may receive Forms 1099-OID reporting Tax OID accruals on a Security. Those forms may not, however, reflect the effects of any positive or negative adjustments resulting from the U.S. holder's purchase of the Security in the secondary market at a price that differs from its adjusted issue price on the date of purchase. U.S. holders are urged to consult their tax advisors as to whether, and how, such adjustments should be made to the amounts reported on any Form 1099-OID.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A U.S. holder may be subject to information reporting and to backup withholding at a rate of 31 percent with respect to payments made on a Security, or the proceeds of the sale of a Security before maturity, unless such U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the information reporting and backup withholding rules.

                          USE OF PROCEEDS AND HEDGING

     The net proceeds to be received by the Company from the sale of the Securities will be used for general corporate purposes and, in part, by the Company or one or more of its affiliates (including Salomon Brothers Inc) in connection with hedging the Company's obligations under the Securities. On or prior to the date of this Prospectus Supplement, the Company, through its subsidiaries (including Salomon Brothers Inc) and others, will hedge its anticipated exposure in connection with the Securities by the purchase and sale of exchange-traded and over-the-counter options on, or other derivative or synthetic instruments related to, the Nikkei 225 Index, individual stocks included in the Index, futures contracts on the Index and options on such futures contracts. From time to time after the initial offering and prior to the maturity of the Securities, depending on market conditions (including the value of the Index), in connection with hedging with respect to the Securities, the Company expects that it or one or more of its subsidiaries will increase or decrease their initial hedging positions using dynamic hedging techniques and may take long or short positions in the Index, individual stocks included in the Index, listed or over-the-counter options in, or other derivative or synthetic instruments related to, the Index and such individual stocks. In addition, the Company or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in Securities from time to time and may, in their sole discretion, hold, resell or retire such Securities. The Company or one or more of its subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future. To the extent that the Company or one or more of its subsidiaries have a long hedge position in the Index, individual stocks included in the Index or options contracts in, or other derivative or synthetic instruments related to, the Index and such underlying stocks, the Company or one or more of its subsidiaries may liquidate a portion of their holdings at or about the time of the maturity of the Securities. Depending, among other things, on future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. Profits or losses from any such position cannot be ascertained until such position is closed out and any offsetting position or positions are taken into account. Although the Company has no reason to believe that its hedging activity will have a material impact on the price of such options, stocks, futures contracts and options on futures contracts or on the value of the Index, there can be no assurance that the Company will not affect such prices or value as a result of its hedging activities. See also 'Use of Proceeds' in the accompanying Prospectus.

                              PLAN OF DISTRIBUTION

     Subject to the terms and conditions set forth in an Underwriting Agreement (the 'Underwriting Agreement') between the Company and the Underwriters named therein (the 'Underwriters'), the Company has agreed to sell to each Underwriter, and each of the Underwriters has severally agreed to purchase from the Company, the principal amount of Securities set forth opposite its name below:

                                                                                            PRINCIPAL
                                                                                             AMOUNT
                                                                                               OF
UNDERWRITER                                                                                SECURITIES
----------------------------------------------------------------------------------------   -----------
Salomon Brothers Inc....................................................................   $16,250,000
A.G. Edwards & Sons, Inc................................................................    16,250,000
Oppenheimer & Co., Inc..................................................................    16,250,000
Prudential Securities Incorporated......................................................    16,250,000
                                                                                           -----------
     Total..............................................................................   $65,000,000
                                                                                           -----------
                                                                                           -----------

     In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Securities if any are purchased.

     The Company has been advised that the Underwriters propose to offer the Securities to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at a price that represents a concession not in excess of $0.175 per Security, and that the Underwriters may allow, and each such dealer may reallow, to other dealers a concession not exceeding $0.05 per Security. After the initial public offering, the public offering price and such concessions may be changed from time to time.

     The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus Supplement (or if such 30th day is not a Business Day, on the next Business Day thereafter), to purchase up to an additional $9,750,000 principal amount of Securities from the Company at the same price per Security as the initial Securities to be purchased by the Underwriters. The Underwriters may exercise such option only for the purpose of covering over-allotments, if any, incurred in connection with the sale of Securities offered hereby.

     The Company has been advised by the Underwriters that they may make a market in the Securities, subject to applicable laws and regulations. However, the Underwriters are not obligated to do so and may discontinue any such market-making at any time without notice. No assurance can be given that an active public market for the Securities will develop.

     The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Securities may be offered to investors outside the United States. The Underwriters have further agreed that any offers and sales made outside the

United States will be made in compliance with any selling restrictions applicable in the jurisdictions where such offers and sales are made.

     Salomon Brothers Inc is an indirect wholly-owned subsidiary of the Company. Accordingly, the offering is being made pursuant to the provisions of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

     In connection with this offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Securities. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Exchange Act, pursuant to which such persons may bid for or purchase Securities for the purposes of stabilizing their market price. The Underwriters also may create a short position for their respective accounts by selling more Securities in connection with this offering than they are committed to purchase from the Company, and in such case may purchase Securities in the open market following completion of this offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to an aggregate of $9,750,000 principal amount of Securities, by exercising the Underwriters' over-allotment option referred to above. In addition, Salomon Brothers Inc, on behalf of the Underwriters, may impose 'penalty bids' under contractual arrangements between the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in this offering) for the account of the Underwriters, the selling concession with respect to Securities that are distributed in this offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

     The Company or one or more its subsidiaries may from time to time (including in the initial offering) purchase or acquire a position in the Securities and may, at its option, hold, resell or retire such Securities. Salomon Brothers Inc expects to offer and sell previously-issued Securities in the course of its business as a broker-dealer. Salomon Brothers Inc may act as principal or agent in such transactions. This Prospectus Supplement and the accompanying Prospectus may be used by the Company or any of its subsidiaries, including Salomon Brothers Inc, in connection with such transactions. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale.

                                 LEGAL OPINIONS

     The validity of the Securities will be passed upon for the Company by Arnold S. Olshin, Secretary of the Company and for the Underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                                   APPENDIX A

                   LIST OF NIKKEI 225 INDEX UNDERLYING STOCKS

     The following is a list of the 225 companies whose stocks comprised the Nikkei 225 Index as of August 15, 1997.

  1. AJINOMOTO CO. INC.
  2. ALL NIPPON AIRWAYS CO. LTD.
  3. AOKI CORPORATION
  4. ASAHI BREWERIES LTD.
  5. ASAHI CHEMICAL INDUSTRY CO. LTD.
  6. ASAHI DENKA KOGYO K.K.
  7. ASAHI GLASS CO. LTD.
  8. BANK OF TOKYO-MITSUBISHI LTD.
  9. BRIDGESTONE CORPORATION
 10. CANON INC.
 11. CHICHIBU ONODA
 12. CHIYODA CORPORATION
 13. CHUBU ELECTRIC POWER
 14. CITIZEN WATCH CO. LTD.
 15. DAI-ICHI KANGYO BANK LTD.
 16. DAINIPPON PRINTING CO. LTD.
 17. DAINIPPON PHARMACEUTICAL CO. LTD.
 18. DAIWA HOUSE INDUSTRY CO. LTD.
 19. DENKI KAGAKU KOGYO K.K.
 20. DENSO CORP.
 21. DOWA MINING CO. LTD.
 22. EBARA CORPORATION
 23. FUJI BANK LTD.
 24. FUJIBOSEKI
 25. FUJI ELECTRIC CO. LTD.
 26. FUJI PHOTO FILM CO. LTD.
 27. FUJIKURA LTD.
 28. FUJITA CORPORATION
 29. FUJITSU LTD.
 30. FURUKAWA CO. LTD.
 31. FURUKAWA ELECTRIC CO. LTD.
 32. HAZAMA CORPORATION
 33. HEIWA REAL ESTATE CO. LTD.
 34. HINO MOTORS LTD.
 35. HITACHI LTD.
 36. HITACHI ZOSEN CORPORATION
 37. HOKUETSU PAPER MILLS LTD.
 38. HONDA MOTOR CO. LTD.
 39. HONEN CORPORATION
 40. ISAEKI AND CO. LTD.
 41. ISHIKAWAJIMA HARIMA HEAVY IND.
 42. ISUZU MOTORS LTD.
 43. ITOCHU CORPORATIN
 44. IWATANI INTERNATIONAL CORPORATION
 45. JAPAN ENERGY CORPORATION

 46. JAPAN STEEL WORKS LTD.
 47. JAPAN SYNTHETIC RUBBER CO.
 48. KAJIMA COPRORATION
 49. KANEBO LTD.
 50. KANSAI ELECTRIC POWER CO. INC.
 51. KAWASAKI HEAVY IND. LTD.
 52. KAWASAKI KISEN KAISHA LTD.
 53. KAWASAKI STEEL CORPORATION
 54. KEIHIN ELECTRIC EXPRESS RAILWAY CO.
 55. KEIO TEITO ELECTRIC RAILWAY CO. LTD.
 56. KEISEI ELECTRIC RAILWAY CO. LTD.
 57. KIKKOMAN CORPORATION
 58. KIRIN BREWERY CO. LTD.
 59. KOBE STEEL LTD.
 60. KOMATSU LTD.
 61. KONICA CORPORATION
 62. KOYO SEIKO CO. LTD.
 63. KUBOTA CORPORATION
 64. KUMAGAI GUMI CO. LTD.
 65. KURARAY CO. LTD.
 66. KYOKUYO CO. LTD.
 67. KYOWA HAKKO KOGYO CO. LTD.
 68. MARUBENI CORPORATION
 69. MARUI CO. LTD.
 70. MARUZEN CO. LTD.
 71. MATSUSHITA ELECTRIC INDUSTRIAL
 72. MAZDA MOTOR CORPORATION
 73. MEIDENSHA CORPORATION
 74. MEIJI MILK PRODUCTS CO. LTD.
 75. MEIJI SEIKA KAISHA LTD.
 76. MERICAN CORPORATION
 77. MINEBEA CO. LTD.
 78. MITSUBISHI CHEMICAL CORPORATION
 79. MITSUBISHI CORPORATION
 80. MITSUBISHI ELECTRIC CORPORATION
 81. MITSUBISHI ESTATE CO. LTD.
 82. MITSUBISHI HEAVY INDUSTRIES
 83. MITSUBISHI MATERIALS CORPORATION
 84. MITSUBISHI OIL CO. LTD.
 85. MITSUBISHI PAPER MILLS LTD.
 86. MITSUBISHI RAYON CO. LTD.
 87. MITSUBISHI STEEL MANUFACTURING CO.
 88. MITSUBISHI TRUST AND BANKING CORP.
 89. MITSUBISHI LOGISTICS CORP.
 90. MITSUI AND CO. LTD.
 91. MITSUI ENG. AND SHIPBUILDING
 92. MITSUI MARINE AND FIRE INSUR. CO.
 93. MITSUI MINING AND SMELTING LTD.
 94. MITSUI MINING CO. LTD.
 95. MITSUI O.S.K. LINES LTD.
 96. MITSUI REAL ESTATE SALES CO. LTD.
 97. MITSUI SOKO CO. LTD.

 98. MITSUI TOATSU CHEMICALS INC.
 99. MITSUI TRUST AND BANKING CO. LTD.
100. MITSUKOSHI LTD.
101. MORINAGA AND CO. LTD.
102. NACHI-FUJIKOSHI CORPORATION
103. NAVIX LINE LTD.
104. NEC CORPORATION
105. NEW OJI PAPER CO.
106. NGK INSULATORS LTD.
107. NICHIREI CORPORATION
108. NICHIRO GYOGYO
109. NIHON CEMENT CO. LTD.
110. NIHON DENKO CO. LTD.
111. NIHON SHINPAN CO. LTD.
112. NIIGATA ENGINEERING CO. LTD.
113. NIKKO SECURITIES CO. LTD.
114. NIKON CORPORATION
115. NIPPON BEET SUGAR MANUFACTURING CO.
116. NIPPON CARBIDE INDUSTRIES CO. INC.
117. NIPPON CARBON CO. LTD.
118. NIPPON CHEMICAL INDUSTRIAL CO. LTD.
119. NIPPON EXPRESS CO. LTD.
120. NIPPON FLOUR MILLS CO. LTD.
121. NIPPON KAYAKU CO. LTD.
122. NIPPON LIGHT METAL CO. LTD.
123. NIPPON METAL INDSUTRY CO. LTD.
124. NIPPON OIL CO. LTD.
125. NIPPON PAPER IND. CO. LTD.
126. NIPPON PISTON RING CO. LTD.
127. NIPPON SHARYO LTD.
128. NIPPON SHEET GLASS CO. LTD.
129. NIPPON SODA CO. LTD.
130. NIPPON STEEL CORPORATION
131. NIPPON SUISAN KAISHA LTD.
132. NIPPON TELEGRAPH AND TELEPHONE NTT
133. NIPPON YAKIN KOGYO
134. NIPPON YUSEN K.K.
135. NISSAN CHEMICAL INDUSTRIES LTD.
136. NISSAN MOTOR CO. LTD.
137. NISSHIN FLOUR MILLING CO. LTD.
138. NISSHIN OIL MILLS LTD.
139. NISSHINBO INDUSTRIES INC.
140. NISSHO IWAI CORPORATION
141. NISSHOKIN
142. NITTO BOSEKI CO. LTD.
143. NKK CORPORATION
144. NOF CORPORATION
145. NOMURA SECURITIES CO. LTD.
146. NOIRITAKE CO. LTD.
147. NSK LTD.
148. NTN CORPORATION

149. OBAYASHI CORPORATION

150. ODAKYU ELECTRIC RAILWAY
151. OKI ELECTRIC INDUSTRY CO. LTD.
152. OKUMA CORPORATION
153. OSAKA GAS CO. LTD.
154. PIONEER ELECTRONIC CORPORATION
155. RASA INDUSTRIES LTD.
156. RICOH COMPANY LTD.
157. SAKURA BANK LTD.
158. SANKYO CO. LTD.
159. SANKYU INC.
160. SANWA BANK LTD.
161. SANYO ELECTRIC CO. LTD.
162. SAPPORO BREWERIES LTD.
163. SATO KOGYO CO. LTD.
164. SEIKA CORPORATION
165. SHARP CORPORATION
166. SHIMIZU CORPORATION
167. SHIMURA KAKO CO.
168. SHINETSU CHEMICAL CO. LTD.
169. SHINAGAWA REFRACTORIES CO. LTD.
170. SHIONOGI AND CO. LTD.
171. SHOWA DENKO K.K.
172. SHOWA ELECTRIC WIRE AND CABLE CO. LTD.
173. SHOWA LINE LTD.
174. SHOWA SHELL SEKIYU K.K.
175. SONY CORPORATION
176. SUMITOMO BANK LTD.
177. SUMITOMO CEMENT CO. LTD.
178. SUMITOMO CHEMCIAL CO. LTD.
179. SUMITOMO COAL MINING CO. LTD.
180. SUMITOMO CORPORATION
181. SUMITOMO ELECTRIC IND. LTD.
182. SUMITOMO HEAVY INDSUTRIES, LTD.
183. SUMITOMO METAL INDUSTRIES LTD.
184. SUMITOMO METAL MINING CO. LTD.
185. SUZUKI MOTOR CORPORATION
186. TAISEI CORPORATION
187. TAKARA SHUZO
188. TAKEDA CHEMICAL INDUSTRIES
189. TEIJIN LTD.
190. TEIKOKU OIL
191. TEKKEN CORPORATION
192. TOA CORPORATION
193. TOAGOSEI CHEMICAL INDUSTRY
194. TOBISHIMA CORPORATION
195. TOBU RAILWAY
196. TOEI CO.
197. TOHO RAYON
198. TOHO ZINC CO. LTD.
199. TOKAI CARBON CO. LTD.

200. TOKIO MARINE AND FIRE INSUR. CO.
201. TOKYO DOME CORPORATION

202. TOKYO ELECTRIC POWER CO. INC.
203. TOKYO GAS CO. LTD.
204. TOKYO ROPE MFG.
205. TOKYU CORPORATION
206. TOKYU DEPARTMENT STORE
207. TOMEN CORPORATION
208. TONEN CORPORATION
209. TOPPAN PRINTING CO. LTD.
210. TOPY INDUSTRIES
211. TORAY INDUSTRIES
212. TOSHIBA CORPORATION
213. TOSOH CORPORATION
214. TOTO LTD.
215. TOYO SEIKAN KAISHA
216. TOYOBO CO. LTD.
217. TOYOTA MOTOR CORPORATION
218. UBE CHEMICAL INDUSTRIES
219. UNITIKA LTD.
220. YAMAHA CORPORATION
221. YAMANOUCHI PHARMACEUTICAL
222. YASUDA FIRE AND MARINE INSURANCE CO.
223. YOKOGAWA ELECTRIC
224. YOKOHAMA RUBBER
225. YUASA CORPORATION

PROSPECTUS
SALOMON INC
DEBT SECURITIES
PREFERRED STOCK
DEPOSITARY SHARES
COMMON STOCK AND
WARRANTS

Salomon Inc (the 'Company') intends to issue from time to time (i) debt securities ('Debt Securities'), which may be subordinated to other indebtedness of the Company; (ii) warrants ('Debt Warrants') to purchase Debt Securities;
(iii) shares of preferred stock, without par value (the 'Preferred Stock'); (iv) warrants to purchase shares of Preferred Stock (the 'Preferred Stock Warrants');
(v) depositary shares representing entitlement to all rights and preferences of a fraction of a share of Preferred Stock of a specified series (the 'Depositary Shares'); (vi) Common Stock of the Company, par value $1.00 per share (the 'Common Stock'); (vii) warrants to purchase shares of Common Stock (the 'Common Stock Warrants'); or (viii) warrants ('Index Warrants') representing the right to receive, upon exercise, an amount in cash or a number of securities that will be determined by reference to prices, yields, levels or other specified objective measures (any such measure, an 'Index'), or changes in an Index or differences between two or more indexes all having an aggregate initial public offering price or purchase price of up to $10,000,000,000, or the equivalent thereof in one or more foreign or composite currencies, including the European Currency Unit ('ECU'). The Debt Warrants, Preferred Stock Warrants and Common Stock Warrants are referred to herein collectively as 'Warrants', and the Debt Securities, Preferred Stock, Depositary Shares, Common Stock, the Warrants and the Index Warrants are referred to herein collectively as the 'Offered Securities'. The Offered Securities may be offered separately or as units with other Offered Securities, in separate series in amounts, at prices and on terms to be determined at or prior to the time of sale. The sale of other securities under the Registration Statement of which this Prospectus forms a part or under a Registration Statement to which this Prospectus relates will reduce the amount of Offered Securities which may be sold hereunder.

The specific terms of the Offered Securities with respect to which this Prospectus is being delivered will be set forth in an accompanying supplement to this Prospectus (a 'Prospectus Supplement'), together with the terms of the offering of the Offered Securities and the initial price and the net proceeds to the Company from the sale thereof. The Prospectus Supplement will include, with regard to the particular Offered Securities, the following information: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking, authorized denomination, maturity, rate or method of calculation of interest and dates for payment thereof, any exchangeability, conversion, redemption, prepayment, or sinking fund provisions, the currency or currency unit in which principal, premium or interest is payable, the designation of the trustee acting under the applicable indenture and the initial offering price; (ii) in the case of Preferred Stock, the designation, number of shares, liquidation preference per share, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any redemption or sinking fund provisions, any conversion or exchange provisions and whether the Company has elected to offer the Preferred Stock in the form of Depositary

Shares; (iii) in the case of Common Stock, the number of shares and the terms of the offering and sale thereof; (iv) in the case of Warrants, the number and terms thereof, the designation, description and the number of securities issuable upon exercise, the exercise price, the terms of the offering and sale thereof and where applicable, the duration and detachability thereof; (v) in the case of Index Warrants, the aggregate amount and offering price of such Index Warrants, certain information regarding the relevant Index or Indexes and the related assets by reference to which an Index is determined (the 'Underlying Assets'), certain information regarding exercisability and certain information regarding payment and distribution; and (vi) in the case of all Offered Securities, whether such Offered Securities will be offered separately or as a unit with other Offered Securities. The Prospectus Supplement will also contain information, where applicable, about material United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT OR ANY PRICING SUPPLEMENT THERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Offered Securities may be sold by the Company directly to purchasers, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters. The Company expects that any such agents, managing underwriters or underwriters in the United States will include Salomon Brothers Inc. If underwriters or agents are involved in any offering of the Offered Securities, the names of the underwriters or agents will be set forth in the applicable Prospectus Supplement. If an underwriter, agent or dealer is involved in any offering of the Offered Securities, the underwriter's discount, agent's commission or dealer's purchase price will be set forth in, or may be calculated from the information set forth in, the applicable Prospectus Supplement, and the net proceeds to the Company from such offering will be the public offering price of such Securities less such discount in the case of an offering through an underwriter, or the purchase price of such Offered Securities less such commission in the case of an offering through an agent, and less, in each case, the other expenses of the Company associated with the issuance and distribution of such Offered Securities.

The Company or one or more of its subsidiaries may from time to time purchase or acquire a position in the Offered Securities and may at its option, hold, resell, cancel or exercise, if applicable, such Offered Securities. Salomon Brothers Inc expects to offer and sell previously issued Offered Securities in the course of its business as a broker-dealer and may act as principal or agent in such transactions. This Prospectus and the related Prospectus Supplements and Pricing Supplements may be used by the Company or any of its subsidiaries, including Salomon Brothers Inc, in connection with such transactions.

This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement.

-------------------------------------------------------------------

SALOMON BROTHERS INC
--------------------------------------------------------------------------------

The date of this Prospectus is April 5, 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the 'Commission'). Reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the 'Registration Statement') under the Securities Act of 1933, as amended (the 'Securities Act'), relating to the Offered Securities. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement and to the exhibits thereto. Statements contained herein concerning the provisions of certain documents are not necessarily complete, and in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by the Company with the Commission pursuant to Section 13 of the Exchange Act (File No. 1-4346), are incorporated herein by reference: (i) the Annual Report on Form 10-K for the year ended December 31, 1995 (the '1995 10-K'); and (ii) the Current Reports on Form 8-K dated January 23, 1996, February 1, 1996 and February 12, 1996.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, EXCEPT THE EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). WRITTEN REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE CORPORATE SECRETARY, SALOMON INC, SEVEN WORLD TRADE CENTER, NEW YORK, NEW YORK 10048. TELEPHONE REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE CORPORATE SECRETARY AT (212) 783-7000.
                            ------------------------

     References herein to 'U.S. dollars', 'U.S.$', 'dollar' or '$' are to the lawful currency of the United States.

                                  SALOMON INC

     Salomon Inc conducts global investment banking, global securities and commodities trading, and U.S. oil refining and gathering activities. Investment banking activities are conducted by Salomon Brothers Holding Company Inc and its subsidiaries ('Salomon Brothers'), including Salomon Brothers Inc. Salomon Brothers provides capital raising, advisory, trading and risk management services to its customers, and executes proprietary trading strategies on its own behalf. Salomon Inc's commodities trading activities are conducted by the Company's wholly-owned subsidiary, Phibro Inc. and its subsidiaries. Oil refining and gathering activities are conducted by Basis Petroleum, Inc. At December 31, 1995, the Company employed 8,439 people.

     The Company's principal executive offices are located at Seven World Trade Center, New York, New York 10048 (telephone (212) 783-7000). Its registered office in Delaware is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

                                USE OF PROCEEDS

     General. The proceeds to be received by the Company from the sale of the Offered Securities will be used for general corporate purposes, principally to fund the business of its operating units and to fund investments in, or extensions of credit to, its subsidiaries and to lengthen the average maturity of liabilities, which may include the reduction of short-term liabilities or the refunding of maturing indebtedness.

     Use of Proceeds Relating to Index Warrants. All or a portion of the proceeds to be received by the Company from the sale of each series of Index Warrants may be used by the Company or one or more of its subsidiaries to purchase or maintain positions in all or certain of the Underlying Assets on which the related Index is based, or options, futures contracts, forward contracts or swaps, or options on the foregoing, relating to such Index or Underlying Assets, as the case may be, and, if applicable, to pay the costs and expenses of hedging any currency, interest rate or other Index-related risk with respect to such Index Warrants. The Company or one or more of its subsidiaries may also take hedging positions in other types of appropriate financial instruments that may become available in the future. To the extent that the Company or one or more of its subsidiaries has a long hedge position in, options contracts in, or other derivative or synthetic instruments related to, the Underlying Assets or Index, the Company or one or more of its subsidiaries may liquidate all or a portion of its holdings at or about the time of the maturity of the Index Warrants. Depending on, among other things, future market conditions, the aggregate amount and composition of such positions are likely to vary over time. The remainder of the proceeds from the sale of Index Warrants will be used by the Company or its subsidiaries for general corporate purposes, as described above.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
               EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

     The following table sets forth the Company's ratios of earnings to fixed charges and earnings to fixed charges and preferred dividends for each of the years 1995, 1994, 1993, 1992 and 1991.

                                                  YEAR ENDED DECEMBER 31,
                                           -------------------------------------
                                           1995    1994     1993    1992    1991
                                           ----    -----    ----    ----    ----
Ratio of Earnings to Fixed Charges......   1.12    0.83*    1.32    1.25    1.16
Ratio of Earnings to Fixed Charges and
  Preferred Dividends...................   1.10    0.81*    1.30    1.21    1.14

     Such ratios were calculated by dividing fixed charges and tax equivalent preferred dividends into the sum of earnings before taxes and fixed charges. Fixed charges consist largely of interest expense, including capitalized interest, and a portion of rental expense representative of the interest factor. Tax equivalent preferred dividends represent the pretax earnings necessary to cover preferred stock dividend requirements, assuming such earnings are taxed at the Company's consolidated effective income tax rate.

------------------
* For the year ended December 31, 1994, earnings as defined were inadequate to cover fixed charges and fixed charges, including preferred dividends. The amount by which fixed charges exceed earnings as defined for the year ended December 31, 1994 was $834 million. The amount by which fixed charges, including preferred dividends, exceeded earnings as defined for the year ended December 31, 1994 was $963 million.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will constitute either senior or subordinated debt of the Company and will be issued, in the case of Debt Securities that will be senior debt, under a senior debt indenture (as amended from time to time, the 'Senior Debt Indenture') and, in the case of Debt Securities that will be subordinated debt, under a subordinated debt indenture (as amended from time to time, the 'Subordinated Debt Indenture'). The Senior Debt Indenture and the Subordinated Debt Indenture are sometimes hereinafter referred to individually as an 'Indenture' and collectively as the 'Indentures.' The institutions named as trustees under the Indentures are hereinafter referred to individually as a 'Trustee' and collectively as the 'Trustees.' Forms of the Indentures have been filed with the Commission and are incorporated by reference as part of the Registration Statement. The following summaries of certain provisions of the Indentures and the Debt Securities do not purport to be complete and such summaries are subject to the detailed provisions of the applicable Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain terms used, and for other information regarding the Debt Securities. Numerical references in parentheses below are to sections in the applicable Indenture or, if no Indenture is specified, to sections in each of the Indentures. Wherever particular sections or defined terms of the applicable Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference.

     Unless otherwise provided in the applicable Prospectus Supplement, the Trustee under the Senior Debt Indenture will be Citibank, N.A., a national banking association, under an indenture dated as of December 1, 1988, as amended from time to time, and the Trustee under the Subordinated Debt Indenture will be Bankers Trust Company, a New York banking corporation, under an indenture dated as of December 1, 1988, as amended from time to time. Copies of the respective Indentures under which Citibank, N.A. and Bankers Trust Company serve as Trustees have been filed with the Commission and are incorporated by reference as part of the Registration Statement.

GENERAL

     Neither of the Indentures limits the amount of Debt Securities that may be issued thereunder, and each Indenture provides that Debt Securities may be issued from time to time in series (Section 301). The Debt Securities to be issued under either of the Indentures will be unsecured senior or subordinated obligations of the Company as set forth below. Debt Securities of a series may be issuable as individual securities in registered form without coupons ('Registered Securities') or in bearer form with or without coupons attached ('Bearer Securities') or as one or more global securities in registered or bearer form (each a 'Global Security').

     Reference is made to the Prospectus Supplement for a description of the following terms of the Debt Securities in respect of which this Prospectus is being delivered: (i) the title and series of such Debt Securities, whether such Debt Securities will be senior or subordinated debt of the Company and under which indenture such Debt Securities are being issued; (ii) the limit, if any, upon the aggregate principal amount of such Debt Securities; (iii) the dates on which or periods during which such Debt Securities may be issued and the dates on which, or the range of dates within which, the principal of (and premium, if any, on) such Debt Securities will be payable; (iv) the rate or rates or the method of determination thereof, at which such Debt Securities will bear interest, if any; the date or dates from which such interest will accrue; the dates on which such interest will be payable; and, in the case of Registered Securities, the Regular Record Dates for the interest payable on such Interest Payment Dates; (v) the obligation, if any, of the Company to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provisions, or at the option of a Holder, and the periods within which or the dates on which, the prices at which and the terms and conditions upon which such Debt Securities will be redeemed or repurchased, in whole or in part, pursuant to such obligation; (vi) the periods within which or the dates on which, the prices at which and the terms and conditions upon which such Debt Securities may be redeemed, if any, in whole or in part, at the option of the Company; (vii) the terms, if any, upon which the Debt Securities may be convertible into or exchanged for Common Stock, Preferred Stock, other Debt Securities, or warrants for Debt Securities, Preferred Stock, Common Stock or indebtedness or other securities of any kind of the Company or any other issuer or obligor and the terms and conditions upon which such conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period, and any other additional provisions; (viii) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which such Debt Securities will be issuable; (ix) whether such Debt Securities are to be issued as Discount Securities (as defined below) and the amount of discount with which such Debt Securities will be issued; (x) provisions, if any, for the defeasance of such Debt Securities; (xi) whether such Debt Securities are to be issued as Registered Securities or Bearer Securities or both and, if Bearer Securities are to be issued, whether Coupons will be attached thereto, whether Bearer Securities of the series may be exchanged for Registered Securities having the same terms and the circumstances under which and the place or places at which any such exchanges, if permitted, may be made; (xii) whether such Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depositary (as defined below) for such Global Security or Securities; (xiii) if a temporary Debt Security is to be issued with respect to such Debt Securities, whether any interest thereon payable on an Interest Payment Date prior to the issuance of a definitive Debt Security of the series will be credited to the account of the Persons entitled thereto on such Interest Payment Date; (xiv) if a temporary Global Security is to be issued with respect to such Debt Securities, the terms upon which beneficial interests in such temporary Global Security may be exchanged in whole or in part for beneficial interests in a definitive Global Security or for individual Debt Securities of the series and the terms upon which beneficial interests in a definitive Global Security, if any, may be exchanged for individual Debt Securities having the same terms; (xv) if other than United States dollars, the foreign or composite currency in which such Debt Securities are to be denominated, or in which payment of the principal of (and premium, if any) and any interest on such Debt Securities will be made and the circumstances, if any, when such currency of payment may be changed; (xvi) if the principal of (and premium, if any) or any interest on such Debt Securities are to be payable, at the election of the Company or a Holder, in a currency other than that in which such Debt Securities are denominated or stated to be payable, the periods within which, and the terms and conditions upon which, such election may be made and the time and the manner of determining the exchange rate between the currency in which such Debt Securities are denominated or stated to be payable and the currency in which such Debt Securities are to be paid pursuant to such election;
(xvii) if the amount of payments of principal of (and premium, if any) or any interest on such Debt Securities may be determined with reference to an index based on a currency or currencies other than that in which such Debt Securities are stated to be payable, the manner in which such amounts shall be determined; (xviii) if the amount of payments of principal of (and premium, if any) or any interest on such Debt Securities may be determined with reference to an index based on the prices, changes in prices, or differences between prices, of securities, currencies, intangibles, goods, articles or commodities application of a formula, the manner in which such amounts shall be determined; (xix) any additional Events of Default (as defined below) or restrictive covenants provided for with respect to such Debt Securities; (xx) whether and under what circumstances the Company will pay additional interest on such Debt Securities held by a Person who is not a U.S. Person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Debt Securities under such circumstances; (xxi) whether and under what circumstances the Company will be obligated to redeem such Debt Securities if certain events occur involving United States information reporting requirements; (xxii) the terms and conditions, if any, upon which such Debt Securities series may or shall be convertible into or exchangeable or exercisable for or payable in, among other things, other securities, instruments, contracts, currencies, commodities or other forms of property, rights or interests or any combination of the foregoing; and (xxiii) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture under which they are issued (Section 301).

     Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities will be issued only as Registered Securities in denominations of $1,000 and any integral multiple thereof and will be payable only in United States dollars (Section 302).

     If Bearer Securities are issued, the Federal income tax consequences and other special considerations applicable to such Bearer Securities will be described in the Prospectus Supplement relating thereto.

     If the amount of payments of principal of (and premium, if any) or any interest on Debt Securities is determined with reference to any type of index or formula or changes in prices of particular securities, currencies, intangibles, goods, articles or commodities, the Federal income tax consequences, specific terms and other information with respect to such Debt Securities and such index or formula, securities, currencies, intangibles, goods, articles or commodities will be described in the Prospectus Supplement relating thereto.

     If the principal of (and premium, if any) or any interest on Debt Securities are payable in a foreign or composite currency, the restrictions, elections, Federal income tax consequences, specific terms and other information with respect to such Debt Securities and such currency will be described in the Prospectus Supplement relating thereto.

     Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates ('Discount Securities'). Debt Securities may be variable rate debt securities that may be exchangeable for fixed rate debt securities. Federal income tax consequences and other special considerations applicable to any such Debt Securities will be described in the Prospectus Supplement relating thereto.

     Unless otherwise provided in the applicable Prospectus Supplement, the principal of (and premium, if any) and any interest on Debt Securities will be payable (in the case of Registered Securities) at the corporate trust office or agency of the applicable Trustee in the City and State of New York or (in the case of Bearer Securities) at the principal London office of the applicable Trustee; provided, however, that payment of interest on Registered Securities may be made at the option of the Company by check mailed to the Registered Holders thereof or, if so provided in the applicable Prospectus Supplement, at the option of a Holder by wire transfer to an account designated by such Holder (Section 307). Except as otherwise provided in the applicable Prospectus Supplement, no payment on a Bearer Security will be made by mail to an address in the United States or by wire transfer to an account maintained by the Holder thereof in the United States.

     Unless otherwise provided in the applicable Prospectus Supplement, Registered Securities may be transferred or exchanged at the corporate trust office or agency of the applicable Trustee in the City and State of New York, subject to the limitations provided in the applicable Indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith (Section 305). Bearer Securities will be transferable by delivery. Provisions with respect to the exchange of Bearer Securities will be described in the applicable Prospectus Supplement.

     All moneys paid by the Company to a Paying Agent for the payment of principal of (and premium, if any) or any interest on any Debt Security that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company, and the Holder of such Debt Security or any Coupon appertaining thereto will thereafter look only to the Company for payment thereof (Section 1204).

     Unless otherwise indicated in the applicable Prospectus Supplement, the covenants contained in the Indenture and the Debt Securities would not afford Holders protection in the event of a highly leveraged or other similar transaction that may adversely affect Holders.

GLOBAL SECURITIES

     Debt Securities having the same issue date and the same terms may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the 'Depositary') identified in the Prospectus Supplement relating to such Debt Securities. Global Securities may be issued in either registered or bearer form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor (Sections 303 and 305).

     The specific terms of the depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements for Debt Securities.

     Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary ('participants'). The accounts to be credited shall be designated by the underwriters of such Debt Securities or, if such Debt Securities are offered and sold directly by the Company or through one or more agents, by the Company or such agent or agents. Ownership of beneficial interests in a Global Security will be limited to participants or Persons that may hold beneficial interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or by participants or Persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities. Such limits and such laws may limit the market for beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole Holder of the individual Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities represented by such Global

Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities and will not be considered the Holders thereof under the Indenture governing such Debt Securities.

     Subject to the restrictions discussed under 'Limitations on Issuance of Bearer Securities and Bearer Warrants' below, payments of principal of (and premium, if any) and any interest on individual Debt Securities represented by a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of such Global Security. None of the Company, the Trustee for such Debt Securities, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     The Company expects that the Depositary for any Debt Securities, upon receipt of any payment of principal, premium or interest in respect of a definitive Global Security representing any of such Debt Securities, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name', and will be the responsibility of such participants. Receipt by owners of beneficial interests in a temporary Global Security of payments of principal, premium or interest in respect thereof will be subject to the restrictions discussed under 'Limitations on Issuance of Bearer Securities and Bearer Warrants' below.

     If the Depositary for any Debt Securities is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within ninety days, the Company will issue individual Debt Securities in exchange for the Global Security or Securities representing such Debt Securities. In addition, the Company may at any time and in its sole discretion determine not to have certain Debt Securities represented by one or more Global Securities and, in such event, will issue individual Debt Securities in exchange for the Global Security or Securities representing such Debt Securities. Further, if the Company so specifies with respect to any Debt Securities, an owner of a beneficial interest in a Global Security representing such Debt Securities may, on terms acceptable to the Company and the Depositary for such Global Security, receive individual Debt Securities in exchange for such beneficial interest. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities are issuable as Registered Securities). Individual Debt Securities so issued will be issued (i) as Registered Securities in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof if the Debt Securities are issuable as Registered Securities, (ii) as Bearer Securities in the denomination or denominations specified by the Company if the Debt Securities are issuable as Bearer Securities or (iii) as either Registered or Bearer Securities, if the Debt Securities are issuable in either form (Section 305). See, however, 'Limitations on Issuance of Bearer Securities and Bearer Warrants' below for a description of certain restrictions on the issuance of individual Bearer Securities in exchange for beneficial interests in a Global Security.

SENIOR DEBT

     The Debt Securities and Coupons that will constitute part of the senior debt of the Company will be issued under the Senior Debt Indenture and will rank pari passu with all other unsecured debt of the Company except subordinated debt.

SUBORDINATED DEBT

     The Debt Securities and Coupons that will constitute part of the subordinated debt of the Company will be issued under the Subordinated Debt

Indenture and will be subordinate and junior in the right of payment, to the extent and in the manner set forth in the Subordinated Debt Indenture, to all 'Senior Indebtedness' of the Company. The Subordinated Debt Indenture defines 'Senior Indebtedness' as the following indebtedness or obligations, whether outstanding at the date of such Indenture or thereafter incurred, assumed, guaranteed or otherwise created, unless in the instrument creating or evidencing any such indebtedness or obligation or pursuant to which the same is outstanding it is provided that such indebtedness or obligation is not superior in right of payment to the subordinated Debt Securities and any appurtenant Coupons: (a) all indebtedness of the Company (including indebtedness of others guaranteed by the Company), other than the subordinated Debt Securities and any appurtenant Coupons and other than the debt securities issuable under the indenture dated as of July 1, 1986 between the Company and Bank of New York, as trustee, that (i) is for money borrowed, (ii) arises in connection with the acquisition of any business, properties, securities or assets of any kind, other than in the ordinary course of the Company's business as heretofore conducted or (iii) is secured, in whole or in part, by real or personal property, (b) obligations of the Company (including obligations of others guaranteed by the Company) as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and lease-back transaction and (c) amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation (Subordinated Debt Indenture, Section 101). The subordinated Debt Securities and any appurtenant Coupons will not be superior in right of payment to the debt securities issuable under the indenture dated as of July 1, 1986 between the Company and Bank of New York, as trustee (Subordinated Debt Indenture, Section 1601).

     In the event (a) of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in respect of the Company or a substantial part of its property, or (b) that (i) a default shall have occurred with respect to the payment of principal of (and premium, if any) or any interest on or other monetary amounts due and payable on any Senior Indebtedness, or (ii) there shall have occurred an event of default (other than a default in the payment of principal, premium, if any, or interest, or other monetary amounts due and payable) with respect to any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof (with notice or lapse of time, or both), and such event of default shall have continued beyond the period of grace, if any, in respect thereof, and such default or event of default shall not have been cured or waived or shall not have ceased to exist, or (c) that the principal of and accrued interest on the subordinated Debt Securities issued under the Subordinated Debt Indenture shall have been declared due and payable upon an Event of Default pursuant to Section 502 thereof and such declaration shall not have been rescinded and annulled as provided therein, then the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon, or provision shall be made for such payment in money or money's worth, before the Holders of any of the subordinated Debt Securities or Coupons issued under the Subordinated Debt Indenture are entitled to receive a payment on account of the principal of (and premium, if any) or any interest on the indebtedness evidenced by such Debt Securities or such Coupons (Subordinated Debt Indenture, Section 1601). If this Prospectus is being delivered in connection with a series of subordinated Debt Securities, the related Prospectus Supplement will set forth the amount of

Senior Indebtedness outstanding as of the most recent practicable date.

LIMITATION ON LIENS

     The Senior Debt Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, incur, issue, assume, guarantee or suffer to exist any indebtedness for borrowed money if the payment of such indebtedness is secured by a pledge of, lien on or security interest in any shares of stock of any Restricted Subsidiary without effectively providing for the equal and ratable securing of the payment of the Debt Securities issued thereunder (Senior Debt Indenture, Section 1205). The term

'Restricted Subsidiary' is defined in the Senior Debt Indenture to mean each of Salomon Brothers Inc, Phibro Inc. and, with respect to the Company's Medium-Term Notes Series D and E, Philipp Brothers, Inc. and any Subsidiary of the Company owning, directly or indirectly, any of the common stock of, or succeeding to any substantial part of the business now conducted by, any of such corporations.

EVENTS OF DEFAULT

     The following will constitute Events of Default under each Indenture with respect to any series of Debt Securities issued thereunder: (i) default in the payment of the principal of (and premium, if any, on) any Debt Security of such series when due; (ii) default for 30 days in the payment of any interest on any Debt Security of such series or of any related Coupon when due; (iii) default in the deposit of any sinking fund payment, when and as due by the terms of any Debt Security of such series; (iv) default in the performance of any other covenant in such Indenture, continued for 60 days after written notice thereof by the applicable Trustee or the Holders of at least 25% in principal amount of the Debt Securities of such series then Outstanding; and (v) certain events of bankruptcy, insolvency or reorganization (Section 501). Any additional Events of Default provided with respect to a series of Debt Securities will be set forth in the applicable Prospectus Supplement. No Event of Default with respect to a particular series of Debt Securities issued under either Indenture necessarily constitutes an Event of Default with respect to any other series of Debt Securities.

     Each Indenture provides that if an Event of Default specified therein shall occur and be continuing with respect to a series of Debt Securities issued thereunder, either the Trustee thereunder or the Holders of at least 25% in principal amount of the Debt Securities of such series then Outstanding may declare the principal of and all accrued interest on all Debt Securities of such series (or, in the case of Discount Securities, an amount equal to such portion of the principal amount thereof as will be specified in the related Prospectus Supplement) to be due and payable. In certain cases, the Holders of a majority in principal amount of the Debt Securities then Outstanding of a series may, on behalf of the Holders of all such Debt Securities, rescind and annul such declaration and its consequences (Section 502).

     Each Indenture contains a provision entitling the Trustee thereunder, subject to the duty of such Trustee during the continuance of a default to act with the required standard of care, to be indemnified by the Holders of the Debt

Securities or any Coupons of any series thereunder before proceeding to exercise any right or power under such Indenture with respect to such series at the request of such Holders (Section 603). Each Indenture provides that no Holder of a Debt Security or any Coupon of any series thereunder may institute any proceeding, judicial or otherwise, to enforce such Indenture except in the case of failure of the Trustee thereunder, for 60 days, to act after it receives (i) written notice of such default, (ii) a written request to enforce such Indenture by the Holders of at least 25% in aggregate principal amount of the Debt Securities then Outstanding of such series (and the Trustee receives no direction inconsistent with such written request from the Holders of a majority in aggregate principal amount of the Debt Securities then outstanding of such series) and (iii) an offer of reasonable indemnity (Section 507). This provision will not prevent any Holder of any such Debt Security from enforcing payment of the principal thereof (and premium, if any, thereon) and any interest thereon or of any such Coupon from enforcing payment thereof at the respective due dates thereof (Section 508). The Holders of a majority in aggregate principal amount of the Debt Securities then Outstanding of any series may direct the time, method and place of conducting any proceedings for any remedy available to the applicable Trustee or of exercising any trust or power conferred on it with respect to the Debt Securities of such series. However, such Trustee may refuse to follow any direction that conflicts with law or the applicable Indenture or that would be unjustly prejudicial to Holders not joining therein (Section 512).

     Each Indenture provides that the Trustee thereunder will, within 90 days after the occurrence of a default with respect to any series of Debt Securities thereunder known to it, give to the Holders of Debt Securities and Coupons of such series notice of such default, unless such default shall have been cured or waived; but, except in the case of a default in the payment of the principal of (and premium, if any) or any interest on any Debt Security or of any Coupon of such series or in the payment of any sinking fund installment with respect to Debt Securities of such series, the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of the Holders of such Debt Securities and Coupons (Section 602).

     The Company will be required to file annually with each Trustee a certificate of an appropriate officer of the Company as to the absence of certain defaults under the terms of the appropriate Indenture (Senior Debt Indenture, Section 1206; Subordinated Debt Indenture, Section 1205).

MODIFICATION AND WAIVER

     Each Indenture contains provisions for convening meetings of Holders to consider matters affecting their interests (Article Nine).

     Modifications of and amendments to each Indenture may be made by the Company and the Trustee thereunder with the consent of the Holders of a majority in principal amount of the Debt Securities then Outstanding of each series issued thereunder that is affected by such modification or amendment, voting separately; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby: (i) change the Stated Maturity of the principal of, or any installment of interest or additional amounts payable on, any Debt Security or Coupon; (ii) reduce the principal amount (including the amount payable on a Discount Security upon the acceleration of the Maturity thereof) of, or any interest on or any premium payable upon redemption of, or additional amounts payable on, any Debt Security or Coupon; (iii) change the currency or composite currency of denomination or payment of the principal of (and premium, if any, on) or any interest or additional amounts payable on any Debt Security or Coupon; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security or Coupon; (v) reduce the percentage of the principal amount of the Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the applicable Indenture with respect to waiver of compliance with certain provisions of the applicable Indenture or waiver of certain defaults; (vi) limit the Company's obligation to maintain a Paying Agent outside the United States for Bearer Securities; or (vii) limit the obligation of the Company to redeem certain Bearer Securities if certain events occur involving United States information reporting requirements (Section 1102).

     The Subordinated Debt Indenture may not be amended to alter or impair the subordination of the subordinated Debt Securities issued thereunder without the consent of each holder of Senior Indebtedness then outstanding (Subordinated Debt Indenture, Section 1107).

     The Holders of a majority in principal amount of the Outstanding Debt Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the applicable Indenture before the time for such compliance (Senior Debt Indenture, Section 1207; Subordinated Debt Indenture, Section 1206). The Holders of a majority in principal amount of the Outstanding Debt Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive any past default under the applicable Indenture with respect to Debt Securities of that series, except a default in the payment of the principal of (and premium, if any) or any interest on any such Debt Security or in the payment of any Coupon of that series and except a default in respect of a covenant or provision the modification or amendment of which would require the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

CONSOLIDATION, MERGER AND TRANSFER OR LEASE OF ASSETS

     Each Indenture provides that the Company may not consolidate with or merge into any corporation, or transfer or lease its assets substantially as an entirety to any Person, unless (i) the successor corporation or transferee or lessee (the 'Successor Corporation') is a corporation organized under the laws of the United States or any political subdivision thereof; (ii) the Successor Corporation assumes the Company's obligations under the applicable Indenture and on the Debt Securities and any Coupons issued thereunder; (iii) after giving effect to the transaction no Event of Default and no event that, after notice or lapse of time, or both, would become an Event of Default shall have occurred and be continuing; (iv) the Successor Corporation waives any right to redeem any Bearer Security under circumstances in which the Successor Corporation would be entitled to redeem such Bearer Security but the Company would not have been so entitled if such consolidation, merger, transfer or lease had not occurred; and
(v) certain other conditions are met (Section 1001).

DEFEASANCE

     If so specified in the applicable Prospectus Supplement with respect to Debt Securities of any series that are Registered Securities payable only in United States dollars, the Company, at its option, (i) will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, replace stolen, lost or mutilated Debt Securities of such series, maintain paying agencies and hold moneys for payment in trust) or (ii) will not be subject to provisions of the applicable Indenture described above under 'Limitation on Liens' and 'Consolidation, Merger and Transfer or Lease of Assets' with respect to the Debt Securities of such series, in each case if the Company deposits with the applicable Trustee, in trust, money or U.S. Government Obligations that through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of (and premium, if any) and any interest on the Debt Securities of such series on the dates such payments are due in accordance with the terms of such Debt Securities. To exercise any such option under either of the Indentures, the Company is required to deliver to the applicable Trustee an opinion of counsel to the effect that (1) the deposit and related defeasance would not cause the Holders of the Debt Securities of such series to recognize income, gain or loss for Federal income tax purposes and, in the case of a discharge pursuant to clause (i) above, a ruling to such effect received from or published by the United States Internal Revenue Service, and (2) if the Debt Securities of such series are then listed on the New York Stock Exchange, such Debt Securities would not be delisted from the New York Stock Exchange as a result of the exercise of such option (Sections 1501 and 1502). Defeasance provisions, if any, with respect to any other Debt Securities of any series will be described in the applicable Prospectus Supplement.

REPLACEMENT DEBT SECURITIES

     Unless otherwise provided in the applicable Prospectus Supplement, if a Debt Security of any series or any related Coupon is mutilated, destroyed, lost or stolen, it may be replaced at the corporate trust office or agency of the applicable Trustee in the City and State of New York (in the case of Registered Securities) or at the principal London office of the applicable Trustee (in the case of Bearer Securities and Coupons) upon payment by the Holder of such expenses as may be incurred by the Company and the applicable Trustee in connection therewith and the furnishing of such evidence and indemnity as the Company and such Trustee may require. Mutilated Debt Securities and Coupons must be surrendered before new Debt Securities (with or without Coupons) will be issued (Section 306).

NOTICES

     Unless otherwise provided in the applicable Prospectus Supplement, any notice required to be given to a Holder of a Debt Security of any series that is a Registered Security will be mailed to the last address of such Holder set forth in the applicable Security Register. Any notice required to be given to a Holder of a Debt Security that is a Bearer Security will be published in a daily morning newspaper of general circulation in the city or cities specified in the Prospectus Supplement relating to such Bearer Security (Section 105).

CONCERNING THE TRUSTEES

     The Company and certain of its subsidiaries maintain lines of credit and have other customary banking relationships with Citibank, N.A. and Bankers Trust Company, and certain of their respective affiliates, and may have such relationships with other Trustees and their affiliates.

                         DESCRIPTION OF PREFERRED STOCK

     The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The particular terms of the Preferred Stock offered by any Prospectus Supplement and the extent, if any, to which such general terms do not apply to such Preferred Stock will be described in such Prospectus Supplement. The description of the terms of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Certificate of Incorporation, as amended (the 'Certificate of Incorporation'), including the Certificate of Designations (the 'Certificate of Designations') relating to the applicable series of Preferred Stock. The Certificate of Incorporation and any such Certificate of Designations have been or will be filed as an exhibit to or will be incorporated by reference in the Registration Statement of which this Prospectus forms a part.

GENERAL

     As of the date of this Prospectus, the Company is authorized by its Certificate of Incorporation to issue (unless otherwise indicated in the Prospectus Supplement) 5,000,000 shares of preferred stock, without par value, which may be issued from time to time in one or more series and, subject to the provisions of the Certificate of Incorporation applicable to all series of preferred stock, shall have such designations, voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue thereof adopted by the Company's Board of Directors (the 'Board of Directors') or a duly authorized committee thereof.

     As of the date of this Prospectus, there are 560,000 shares of Series A Cumulative Convertible Preferred Stock, 225,000 shares of 9.50% Cumulative Preferred Stock, Series C, 400,000 shares of 8.08% Cumulative Preferred, Series D and 500,000 shares of 8.40% Cumulative Preferred Stock, Series E, of the Company outstanding. The 8.40% Cumulative Preferred Stock, Series E, the 8.08% Cumulative Preferred Stock, Series D, the 9.50% Cumulative Preferred Stock, Series C and the Series A Cumulative Convertible Preferred Stock rank on parity as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up. There are currently reserved for issuance up to 2,500,000 shares of Series B Junior Participating Preferred Stock of the Company, which shares are issuable upon the exercise of certain preferred share purchase rights (collectively, the 'Rights'). The Rights will become exercisable only if a person or group acquires or (unless exercisability is delayed by the Board of Directors) announces an offer to acquire 20% or more (which percentage may be reduced to not less than 10% by the Board of Directors prior to the time the Rights become exercisable) of the outstanding shares of Common Stock of the Company. Shares of Series B Junior Participating Preferred Stock issued upon the exercise of the Rights will rank junior to all shares of any other class of the Company's preferred stock, including the Preferred Stock offered hereby, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

     The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise specified in the applicable Prospectus Supplement. Reference is made to the Prospectus Supplement relating to the particular series of Preferred Stock offered thereby for specific terms, including: (i) the designation, stated value and liquidation preference of such Preferred Stock and the number of shares offered; (ii) the initial public offering price at which such shares will be issued; (iii) the dividend rate or rates (or method of calculation), the date or dates from which dividends shall accrue, and whether such dividends shall be cumulative, noncumulative or partially cumulative and, if cumulative or partially cumulative, the dates from which dividends shall commence to cumulate; (iv) any redemption or sinking fund provisions; (v) the amount that shares of such series shall be entitled to receive in the event of any liquidation, dissolution or winding up of the Company; (vi) the terms and conditions, if any, on which shares of such series shall be convertible into or exchangeable for shares of stock of any other class or classes, or other series of the same class, of the Company; (vii) the voting rights, if any, of shares of such series in addition to those set forth in 'Voting Rights' below; (viii) the status as to reissuance or sale of shares of such series redeemed, purchased or otherwise reacquired, or surrendered to the Company on conversion or exchange;
(ix) the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by the Company or any subsidiary, of the Common Stock or of any other class of stock of the Company ranking junior to the shares of such series as to dividends or upon liquidation; (x) the conditions and restrictions, if any, on the creation of indebtedness of the Company, or any subsidiary, or on the issue of any additional stock ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation; and (xi) any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of such Preferred Stock.

     The Preferred Stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the applicable Prospectus Supplement, the shares of each series of Preferred Stock will upon issuance rank on a parity in all respects with the outstanding shares of the Company's Series A Cumulative Convertible Preferred Stock, the 9.50% Cumulative Preferred Stock, Series C, the

8.08% Cumulative Preferred Stock, Series D, the 8.40% Cumulative Preferred Stock, Series E and each other then-outstanding series of Preferred Stock of the Company other than the Series B Junior Participating Preferred Stock, which when issued will rank junior to all shares of any other class of the Preferred Stock. The Preferred Stock will have no preemptive rights to subscribe for any additional securities which may be issued by the Company.

DIVIDENDS

     The holders of the Preferred Stock, before any dividends may be declared or paid to the holders of shares of the Common Stock or of any other capital stock of the Company ranking junior to the Preferred Stock as to the payment of dividends, will be entitled to receive, when and as declared by the Board of Directors or a duly authorized committee thereof, out of the net profits or net assets of the Company legally available therefor, dividends payable quarterly on March 31, June 30, September 30 and December 31 of each year at such rates as will be specified in the applicable Prospectus Supplement. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be specified in the applicable Prospectus Supplement. Dividends will be payable to the holders of record as they appear on the stock transfer records of the Company on such record dates (not more than 60 days prior to a dividend payment date) as will be fixed by the Board of Directors or a duly authorized committee thereof. Dividends will be paid in the form of cash.

     Dividends on any series of Preferred Stock may be cumulative, partially cumulative or noncumulative, as specified in the applicable Prospectus Supplement. If the Board of Directors fails to declare a dividend payable on a dividend payment date on any Preferred Stock for which dividends are noncumulative ('Noncumulative Preferred Stock'), then the holders of such Noncumulative Preferred Stock will have no right to receive a dividend in respect of the dividend period relating to such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such Noncumulative Preferred Stock are declared or paid on any future dividend payment dates. If dividends on any series of Preferred Stock are not paid in full or declared in full and sums set apart for the payment thereof, then no dividends shall be declared and paid on any such stock unless declared and paid ratably on all shares of each series of Preferred Stock then outstanding, including dividends accrued or in arrears, if any, in proportion to the respective amounts that would be payable per share if all such dividends were declared and paid in full.

     The Prospectus Supplement relating to a series of Preferred Stock will specify the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by the Company or any subsidiary of, the Common Stock or of any other class of stock of the Company ranking junior to the shares of such series as to dividends or upon liquidation and any other preferences, rights, restrictions and qualifications that are not inconsistent with the Certificate of Incorporation.


LIQUIDATION RIGHTS

     Upon any liquidation, dissolution or winding up of the Company (whether voluntary or involuntary) the holders of Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, the amount specified in the applicable Prospectus Supplement for such series, together with all dividends accrued and unpaid before any distribution of the assets will be made to the holders of Common Stock or any other class or series of shares ranking junior to such Preferred Stock upon liquidation, dissolution or winding up, and will be entitled to no other or further distribution. If upon any liquidation, dissolution or winding up of the Company, the assets distributable among the holders of the Preferred Stock shall be insufficient to permit the payment in full to the holders of the Preferred Stock of all amounts payable to all such holders, then the entire assets of the Company thus distributable will be distributed ratably among the holders of the Preferred Stock in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

     Neither the consolidation, merger or other business combination of the Company with or into any other individual, firm, corporation or other entity nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Company will be deemed to be a liquidation, dissolution or winding up of the Company.

REDEMPTION

     If so specified in the Prospectus Supplement, any series of Preferred Stock may be redeemable, in whole or in part, at the option of the Company or pursuant to a retirement or sinking fund or otherwise, on terms and at the times and the redemption prices specified in the applicable Prospectus Supplement. If less than all shares of a series of Preferred Stock at the time outstanding are to be redeemed, the shares of such series to be redeemed will be selected pro rata or by lot, in such manner as may be prescribed by resolution of the Board of Directors.

     Notice of any redemption of Preferred Stock at the option of the Company shall be given by publication in a newspaper of general circulation in the Borough of Manhattan, The City of New York, such publication to be made not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to such redemption date, addressed to the respective holders of record of shares of Preferred Stock at the addresses shown on the stock transfer records of the Company, but the mailing of such notice will not be a condition of such redemption. In order to facilitate the redemption of shares of Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Preferred Stock to be redeemed, and such record date will be not more than 60 days nor less than 30 days prior to the redemption date.

     Prior to the redemption date, the Company will deposit money for the payment of the redemption price with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $10,000,000. Unless the Company fails to make such deposit, on the redemption date, all dividends on the Preferred Stock called for redemption will cease to accrue and all rights of the holders of such Preferred Stock as stockholders of the Company shall cease, except the right to receive the redemption price (but without interest). Unless otherwise specified in the applicable Prospectus Supplement, any monies so deposited which remain unclaimed by the holders of such Preferred Stock at the end of six years after the redemption date will become the property of, and be paid by such bank or trust company to, the Company.

CONVERSION RIGHTS

     The terms and conditions, if any, on which shares of the Preferred Stock are convertible into any other class of the Company's securities will be set forth in the Prospectus Supplement relating thereto. Such terms will include the designation of the security into which such shares are convertible, the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holder or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the Preferred Stock. In the case of conversion of the Preferred Stock into Common Stock or into any other security of the Company for which there exists an established public trading market at the time of such conversion, such terms may include provisions under which the amount of such security to be received by the holders of the Preferred Stock would be calculated according to the market price of such security as of a time stated in the Prospectus Supplement.

VOTING RIGHTS

     Except as indicated below or in the applicable Prospectus Supplement or as otherwise from time to time required by law, holders of the Preferred Stock will have no voting rights.

     So long as any shares of Preferred Stock are outstanding, without first obtaining the consent or approval of the holders of at least two-thirds of the number of then-outstanding shares of Preferred Stock, and all other series of the Company's preferred stock (the Preferred Stock and such other series of preferred stock collectively, the 'Outstanding Preferred Stock'), voting as a single class, given in person or by proxy at a meeting at which the holders of such shares are entitled to vote separately as a class, the Company will not:
(i) authorize shares of any class or series of stock having any preference or priority as to dividends or upon liquidation ('Senior Stock') over the Outstanding Preferred Stock; (ii) reclassify any shares of stock of the Company into shares of Senior Stock; (iii) authorize any security exchangeable for, convertible into or evidencing the right to purchase any shares of Senior Stock;
(iv) amend, alter or repeal the Certificate of Incorporation to alter or change the preferences, rights or powers of the Outstanding Preferred Stock so as to affect the Outstanding Preferred Stock adversely unless any such amendment, alteration or repeal would alter or change the preferences, rights or powers of one or more, but not all, of the series of the Outstanding Preferred Stock at the time outstanding, in which case the consent or approval of the holders of at least two-thirds of the number of the outstanding shares of each such series so affected will be required in lieu of (or if such consent is required by law, in addition to) the consent or approval of the holders of at least two-thirds of the number of shares of Outstanding Preferred Stock voting as a class; or (v) effect the voluntary liquidation, dissolution or winding up of the Company, or the sale, lease or exchange of all or substantially all of the assets, property or business of the Company, or the merger or consolidation of the Company with or into any other corporation (except a wholly-owned subsidiary of the Company); provided, however, that no separate vote of the holders of the Outstanding Preferred Stock as a class will be required in the case of a merger or consolidation or a sale, exchange or conveyance of all or substantially all of the assets, property or business of the Company (such transactions being referred to as a 'reorganization') if (A) the resulting, surviving or acquiring corporation after such reorganization will have no stock either authorized or outstanding (except such stock of the Company as may have been authorized or outstanding immediately preceding such reorganization, or such stock of the resulting, surviving or acquiring corporation as may be issued in exchange therefor) ranking prior to, or on a parity with, the Outstanding Preferred Stock or the stock of the resulting, surviving or acquiring corporation issued in exchange therefor and (B) each holder of shares of Outstanding Preferred Stock immediately preceding such reorganization will receive in exchange therefor the same number of shares of stock, with substantially the same preferences, rights and powers, of the resulting, surviving or acquiring Corporation.

     Unless the Company obtains the consent or approval of the holders of a majority of shares of the Outstanding Preferred Stock, given in person or by proxy at a meeting at which the holders of such shares are entitled to vote separately as a class, the Company may not amend the provisions of the Certificate of Incorporation in order to increase the amount of the authorized preferred stock or to authorize any other stock ranking prior to or on a parity with the Outstanding Preferred Stock either as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up.

     Each share of Preferred Stock will be entitled to one vote on matters on which holders of the Preferred Stock are entitled to vote. Since each share of Outstanding Preferred Stock will be entitled to one vote, the voting power of any series of Preferred Stock on matters on which holders of such series and holders of other series of Outstanding Preferred Stock are entitled to vote as a single class will depend on the number of shares of Outstanding Preferred Stock, not the aggregate liquidation preference or initial offering price of the shares of such series.

                        DESCRIPTION OF DEPOSITARY SHARES

     The following summary and the summary in any Prospectus Supplement of the terms and provisions of the Depositary Shares and Depositary Receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement relating to the applicable series of Preferred Stock, which has been or will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part.

GENERAL


     The Company may, at its option, elect to offer fractional interests in shares of Preferred Stock, rather than full shares of Preferred Stock. In the event such option is exercised, the Company will provide for the issuance by a depositary of depositary receipts ('Depositary Receipts') evidencing depositary shares ('Depositary Shares'). Each Depositary Receipt will represent a fractional interest (to be specified in the applicable Prospectus Supplement) in a share of a particular series of the Preferred Stock as more fully described below.

     In the event that the Company offers fractional shares of any series of Preferred Stock, such shares of the Preferred Stock, if any, will be deposited under a separate deposit agreement (a 'Deposit Agreement') among the Company, a bank or trust company selected by the Company and having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the 'Depositary') and the holders from time to time of the Depositary Receipts issued by the Depositary thereunder. The applicable Prospectus Supplement will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in a share of Preferred Stock underlying such Depositary Share, to all the rights and preferences of the Preferred Stock underlying such Depositary Share (including dividend, voting, redemption and liquidation rights).

     Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock deposited under a Deposit Agreement to the record holders of Depositary Shares representing such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. The Depositary will distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributable will be held by the Depositary (without liability for interest thereon) and will be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Receipts then outstanding.

     In the event of a distribution other than in cash in respect of Preferred Stock deposited under a Deposit Agreement, the Depositary will distribute the property received by it to the record holders of the Depositary Shares entitled thereto, in proportion, as nearly as may be practicable, to the numbers of Depositary Shares owned by such holders on the relevant record date, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable to effect such distribution, including the sale of such property and distribution of the net proceeds from such sale to such holders.

     Each Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Stock deposited under such Deposit Agreement will be made available to holders of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     If the Preferred Stock deposited under a Deposit Agreement is subject to redemption in whole or in part, the related Depositary Shares will be redeemed from the proceeds received by the Depositary as a result of any such redemption of such Preferred Stock held by the Depositary. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Preferred Stock so redeemed. The Depositary will mail the notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such Preferred Stock. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

     Notice of redemption having been given as described above, from and after the date fixed for redemption, unless the Company shall have failed to redeem the shares of Preferred Stock so called for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding, and all rights of the holders of such Depositary Shares will cease, except for the right to receive the monies payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption, upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

CONVERSION OF DEPOSITARY SHARES

     If the Preferred Stock deposited under a Deposit Agreement is convertible into any other class of the Company's securities, the related Depositary Shares also will have such conversion rights. The terms and conditions on which such Depositary Shares are convertible will be set forth in the Prospectus Supplement relating thereto. The conversion price per Depositary Share will be equal to the applicable fraction of the conversion price per share applicable to such Preferred Stock.

VOTING RIGHTS

     As soon as practicable after receipt of notice of any meeting at which the holders of the Preferred Stock deposited under a Deposit Agreement are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the holders of the Depositary Shares relating to such Preferred Shares as of the record date for such meeting. Each such record holder of

Depositary Shares will be
entitled, subject to any applicable restrictions, to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such record holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Stock represented by such Depositary Shares in accordance with any such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock deposited under a Deposit Agreement to the extent that it does not receive specific instructions from the holders of Depositary Shares representing such Preferred Stock.

WITHDRAWAL OF STOCK

     Upon surrender of Depositary Receipts at the principal office of the relevant Depositary (unless the related Depositary Shares have previously been called for redemption), and subject to the terms of the related Deposit Agreement, the owner of the Depositary Shares evidenced thereby is entitled to delivery of whole shares of Preferred Stock and all money and other property, if any, represented by such Depositary Shares. Partial shares of Preferred Stock will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Preferred Stock to be withdrawn, the relevant Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of shares of Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under a Deposit Agreement or to receive Depositary Shares therefor. The Company does not expect that there will be any public trading market for the Preferred Stock, except as represented by the Depositary Shares.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing any Depositary Shares and any provision of a Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding under such Deposit Agreement. Each Deposit Agreement will provide that each holder of Depositary Shares at the time any such amendment becomes effective which continues to hold such Depositary Shares will be deemed to have consented to such amendment and will be bound thereby. No such amendment may impair the right, subject to the terms of the related Deposit Agreement, of any owner of any Depositary Shares issued under such Deposit Agreement to surrender the Depositary Receipt evidencing such Depositary Shares with instructions to the Depositary to deliver to the holder the whole shares of Preferred Stock represented by such Depositary Shares and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law. A Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares relating thereto have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock of the relevant series in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of the related Depositary Shares.

CHARGES OF DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of any Depositary in connection with the initial deposit of Preferred Stock and the initial issuance of the relevant Depositary Shares and any redemption of such Preferred Stock. Holders of Depositary Shares will pay other transfer and other taxes and governmental charges and certain other charges as are provided in the relevant Deposit Agreement to be for their accounts.

MISCELLANEOUS

     Each Depositary will forward to the holders of the Depositary Shares all reports and communications from the Company which are delivered to such Depositary and which the Company is required to furnish to the holders of the Preferred Stock. In addition, each Depositary will make available for inspection by holders of the Depositary Shares at the principal office of such Depositary, and at such other places as it may from time to time deem advisable, any reports and communications received from the Company which are received by such Depositary as the holder of Preferred Stock.

     Neither any Depositary nor the Company will assume any obligation or will be subject to any liability under a Deposit Agreement to holders of the Depositary Shares other than for its negligence or willful misconduct. Neither any Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under a Deposit Agreement. The obligations of the Company and any Depositary under a Deposit Agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and any Depositary may rely on written advice of counsel or accountants, on information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

RESIGNATION AND REMOVAL OF DEPOSITARY

     A Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove any Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.


FEDERAL INCOME TAX CONSEQUENCES

     Owners of the Depositary Shares will be treated for Federal income tax purposes as if they were owners of the Preferred Stock represented by such Depositary Shares.

BOOK-ENTRY PROCEDURES AND SETTLEMENT FOR PREFERRED STOCK AND DEPOSITARY SHARES

     The Preferred Stock or Depositary Shares may be issued in certificated or book-entry form, as specified in the applicable Prospectus Supplement. Preferred Stock or Depositary Shares issued in book-entry form from the perspective of the beneficial owners thereof (the 'Shareholders') will be issued in the form of a single global stock certificate or Depositary Receipt registered in the name of the nominee of the depository, The Depository Trust Company ('DTC', which term, as used herein, includes any successor or alternate depository selected by the Company).

     DTC is a limited-purpose trust company which was created to hold securities for its participating organizations (the 'Participants') and to facilitate the clearance and settlement of securities transactions between Participants in such securities through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ('Indirect Participants'). Persons who are not Participants may beneficially own securities held by DTC only through Participants or Indirect Participants.

     DTC's nominee for all purposes will be considered the sole owner or holder of the Preferred Stock or Depositary Shares held in book-entry form. Owners of beneficial interests in the global stock certificate or Depositary Receipt will not be entitled to have Preferred Stock or Depositary Shares registered in their names, will not receive or be entitled to receive physical delivery of Preferred Stock or Depositary Shares in definitive form and will not be considered the holders thereof under the Certificate of Incorporation or any Deposit Agreement.

     Neither the Company nor the Depository will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global stock certificate or Depositary Receipt, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     A Shareholder's ownership of Preferred Stock or Depositary Shares will be recorded on or through the records of the brokerage firm or other entity that maintains such Shareholder's account. In turn, the total number of shares of Preferred Stock or Depositary Shares held by an individual brokerage firm for its clients will be maintained on the records of DTC in the name of such brokerage firm or other entity (or in the name of a Participant that acts as agent for the Shareholder's brokerage firm or other entity if such firm or other entity is not a Participant). Therefore, a Shareholder must rely upon the records of such brokerage firm or other entity to evidence such Shareholder's ownership of Preferred Stock or Depositary Shares. Transfer of ownership of any Preferred Stock or Depositary Shares may be effected only through the brokerage firm or other entity that maintains a Shareholder's account.

     Dividends or other distributions payable in respect of Preferred Stock or Depositary Shares will be paid by the Company or the Depositary, as the case may be, to DTC. DTC will be responsible for crediting the amount of payments that it receives from the Company or the Depositary, as the case may be, to the accounts of the Participants in accordance with each of their respective standard procedures. Each Participant will be responsible for disbursing such payments to the Shareholders that it represents and to each brokerage firm or other entity for which it acts as agent. Each such brokerage firm or other entity will be responsible for disbursing funds to the Shareholders that it represents. It is suggested that any purchaser of Preferred Stock or Depositary Shares with accounts at more than one brokerage firm or other entity only effect transactions in the Preferred Stock or Depositary Shares through the brokerage firm or firms or other entity or entities that hold such purchaser's Preferred Stock or Depositary Shares.

     If DTC is at any time unwilling or unable to continue as depository in respect of a global certificate or Depositary Receipt and a successor depository is not appointed by the Company or the Depositary, as the case may be, within 90 days, the Company will issue Preferred Stock or Depositary Shares, as the case may be, in definitive form in exchange for the global stock certificate or Depositary Receipt. In addition, the Company may at any time determine not to have the Preferred Stock or Depositary Shares represented by a global stock certificate or Depositary Receipt, as the case may be, and, in such event, will issue Preferred Stock or Depositary Shares in definitive form in exchange for such global stock certificate or Depositary Receipt. In either instance, an owner of a beneficial interest in the global stock certificate or Depositary Receipt will be entitled to have Preferred Stock or Depositary Shares equal in aggregate amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Preferred Stock or Depositary Shares in definitive form. The registered owner of such Preferred Stock or Depositary Shares will be entitled to receive the dividends or other distributions or, if applicable, the redemption price payable in respect of such Preferred Stock or Depositary Shares, upon surrender of such Preferred Stock or Depositary Shares to the Company or the Depositary, as the case may be, in accordance with the procedures set forth in the Certificate of Incorporation or Deposit Agreement, respectively.

                          DESCRIPTION OF COMMON STOCK

     As of the date of this Prospectus, the Company's Certificate of Incorporation authorizes the issuance of 250,000,000 shares of Common Stock, $1.00 par value per share. As of December 31, 1995, 106,447,726 shares of Common Stock were outstanding.

     The following description of the capital stock of the Company is subject to the detailed provisions of the Company's Certificate of Incorporation and bylaws as currently in effect (the 'Bylaws'). This description does not purport to be complete or to give full effect to the terms of the provisions of statutory or common law and is subject to, and qualified in its entirety by reference to, the Certificate of Incorporation and the Bylaws, each of which has been filed as an exhibit to or will be incorporated by reference in the Registration Statement of which this Prospectus is a part.

     Subject to the rights of the holders of any outstanding shares of preferred stock, holders of Common Stock are entitled to receive such dividends, in cash, securities, or property, as may from time to time be declared by the Board of Directors. Subject to the provisions of the Bylaws with respect to the closing of the transfer books and the fixing of a record date, holders of shares of Common Stock are entitled to one vote per share of Common Stock held on all matters requiring a vote of the holders of Common Stock. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, after payment shall have been made to the holders of preferred stock of the full amount to which they shall be entitled, the holders of Common Stock shall be entitled to share ratably, according to the number of shares held by them, in all remaining assets of the Company available for distribution. Shares of Common Stock are not redeemable and have no subscription, conversion or preemptive rights.

     The outstanding shares of Common Stock are listed on the New York Stock Exchange and trade under the symbol 'SB'. The transfer agent and registrar for the Common Stock is First Chicago Trust Company.

                            DESCRIPTION OF WARRANTS

     The following description of the terms of the Warrants sets forth certain general terms and provisions of the Warrants to which any Prospectus Supplement may relate. The particular terms of the Warrants offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Warrants so offered will be described in the Prospectus Supplement relating to such Warrants.

     The Company may issue Warrants for the purchase of Debt Securities, Preferred Stock or Common Stock. Warrants may be issued independently or together with Debt Securities, Preferred Stock or Common Stock offered by any Prospectus Supplement and may be attached to or separate from any such Offered Securities. Each series of Warrants will be issued under a separate warrant agreement (a 'Warrant Agreement') to be entered into between the Company and a bank or trust company, as warrant agent (the 'Warrant Agent'). The Warrant Agent will act solely as the agent of the Company under the applicable Warrant Agreement and in connection with the certificates for the Warrants (the 'Warrant Certificates'), if any, of such series, and will not assume any obligation or relationship of agency or trust for or with any holders of such Warrant Certificates or beneficial owners of Warrants. Copies of the form of Warrant Agreement, including the respective forms of Warrant Certificates, have previously been filed with the Commission and are incorporated by reference as part of the Registration Statement. The following summaries of certain provisions of the forms of Warrant Agreements and Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreements and the Warrant Certificates.

DEBT WARRANTS

     Reference is hereby made to the Prospectus Supplement relating to the particular series of Debt Warrants, if any, offered thereby for the terms of such Warrants, including, where applicable: (i) the title of such Debt Warrants;
(ii) the aggregate number of such Debt Warrants; (iii) the offering price, if any; (iv) the currency or currencies in which such Debt Warrants are being offered; (v) the designation, aggregate principal amount, currency or currencies, denominations and other terms of the series of Debt Securities purchasable upon exercise of such Debt Warrants; (vi) if applicable, the designation and terms of the series of Debt Securities with which such Debt Warrants are being offered and the number of such Debt Warrants being offered with each such Debt Security; (vii) if applicable, the date on and after which such Debt Warrants and the related series of Debt Securities will be transferable separately; (viii) the principal amount of the Debt Securities purchasable upon exercise of each such Debt Warrant and the price at which and currency or currencies in which such principal amount of Debt Securities may be purchased upon such exercise (which price may be payable in cash, securities or other property); (ix) the date on which the right to exercise such Debt Warrants shall commence and the date (the 'Expiration Date') on which such right shall expire; (x) whether such Warrants are to be issuable as Registered Warrants or Bearer Warrants (each, as defined below); (xi) whether such Debt Warrants are extendable and the period or periods of such extendability; (xii) the terms upon which any Bearer Warrants of such series may be exchanged for Registered Warrants of such series; (xiii) whether such Debt Warrants will be issued in certificated or uncertificated form; (xiv) United States Federal income tax consequences; (xv) the antidilution provisions of such Debt Warrants, if any;
(xvi) the redemption or call provisions, if any, applicable to such Debt Warrants; (xvii) any additional terms of the Debt Warrants, including terms, procedures and limitations relating to the exchange of such Debt Warrants; and (xviii) any other terms of such Debt Warrants not inconsistent with the applicable Warrant Agreement.

     Warrants for Debt Securities will be issuable in registered form ('Registered Warrants') and may be issuable in bearer form ('Bearer Warrants'). Registered Warrants of any series will be exchangeable into Registered Warrants of the same series representing in the aggregate the number of Debt Warrants surrendered for exchange. Warrant Certificates, to the extent exchangeable, may be presented for exchange, and Registered Warrants may be presented for transfer, at the corporate trust office of the Warrant Agent for such series of Debt Warrants (or any other office indicated in the Prospectus Supplement relating to such series of Debt Warrants). Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of Holders of the Debt Securities of the series purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on, the Debt Securities purchasable upon such exercise, or to enforce any of the covenants in the applicable Indenture. Bearer Warrants will be transferable by delivery. The applicable Prospectus Supplement will describe the terms of exchange applicable to any Bearer Warrants.

     Each Debt Warrant will entitle the holder thereof to purchase such principal amount of the related series of Debt Securities at such exercise price as shall in each case be set forth in, or calculable as set forth in, the Prospectus Supplement relating to such Debt Warrant. Registered Warrants of a series may be exercised at the corporate trust office of the Warrant Agent for such series (or any other office indicated in the Prospectus Supplement relating to such series) at any time prior to 5:00 P.M., New York City time (unless otherwise indicated in the related Prospectus Supplement), on the Expiration Date set forth in the Prospectus Supplement relating to such series of Debt Warrants. After the close of business on the Expiration Date relating to such series of Debt Warrants (or such later date to which such Expiration Date may be extended by the Company), unexercised Debt Warrants of such series will become void.

     Registered Warrants of a series may be exercised by delivery to the appropriate Warrant Agent of payment, as provided in the Prospectus Supplement relating to such series of Debt Warrants, of the consideration required to purchase the principal amount of the series of Debt Securities purchasable upon such exercise, together with certain information as set forth on the reverse side of the Warrant

Certificate evidencing such Debt Warrants. Such Debt Warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt of the Warrant Certificate evidencing such Debt Warrants within five business days. Upon receipt of such payment and such Warrant Certificate, properly completed and duly executed, at the corporate trust office of the appropriate Warrant Agent (or any other office indicated in the Prospectus Supplement relating to such series of Warrants), the Company will, as soon as practicable, issue and deliver the principal amount of the series of Debt Securities purchasable upon such exercise. Only Registered Securities will be issued and delivered upon exercise of Registered Warrants. If fewer than all of the Debt Warrants represented by a Registered Warrant are exercised, a new Registered Warrant will be issued and delivered for the remaining amount of Warrants. Special provisions relating to the exercise of any Bearer Warrants will be described in the related Prospectus Supplement.

STOCK WARRANTS

     The Prospectus Supplement relating to any particular issue of Preferred Stock Warrants or Common Stock Warrants will describe the terms of such Stock Warrants, including the following: (i) the title of such Stock Warrants; (ii) the aggregate number of such Stock Warrants; (iii) the offering price for such Stock Warrants, if any; (iv) the currency or currency units in which the offering price, if any, and the exercise price are payable; (v) the designation and terms of the Common Stock or Preferred Stock purchasable upon exercise of such Stock Warrants; (vi) if applicable, the designation and terms of such Offered Securities with which such Stock Warrants are issued and the number of such Stock Warrants issued with each such Offered Security; (vii) if applicable, the date from and after which such Stock Warrants and any such Offered Securities issued therewith will be transferable separately; (viii) the number of shares of Common Stock or Preferred Stock purchasable upon exercise of a Stock Warrant and the price at which such shares may be purchased upon exercise;
(ix) the date on which the right to exercise such Stock Warrants shall commence and the Expiration Date; (x) if applicable, the minimum or maximum amount of such Stock Warrants that may be exercised at any one time; (xi) whether such Stock Warrants are extendable and the period or periods of such extendability;
(xii) United States federal income tax consequences; (xiii) the antidilution provisions of such Stock Warrants, if any; (xiv) the redemption or call provisions, if any applicable to such Stock Warrants; (xv) any additional terms of the Stock Warrants, including terms, procedures and limitations relating to the exchange of such Stock Warrants; and (xvi) any other terms of such Stock Warrants not inconsistent with the applicable Warrant Agreement.

                         DESCRIPTION OF INDEX WARRANTS

     The following description of the terms of the Index Warrants sets forth certain general terms and provisions of the Index Warrants to which any Prospectus Supplement may relate. The particular terms of the Index Warrants offered by any Prospectus Supplement and the extent, if any, to which such general provisions do not apply to the Index Warrants so offered will be described in such Prospectus Supplement.

     Each series of Index Warrants will be issued under a separate index warrant agreement (each, an 'Index Warrant Agreement') to be entered into between the Company and a bank or trust company, as warrant agent (the 'Index Warrant Agent'), all as described in the Prospectus Supplement relating to such Index Warrants. A single bank or trust company may act as Index Warrant Agent for more than one series of Index Warrants. The Index Warrant Agent will act solely as the agent of the Company under the applicable Index Warrant Agreement and will not assume any obligation or relationship of agency or trust for or with any owners of such Index Warrants. A copy of the form of Index Warrant Agreement, including the form of index warrant certificate (the 'Index Warrant Certificate,' or, if issued in global form, the 'Index Warrant Global Certificate'), is filed as an exhibit to or incorporated by reference in the Registration Statement. The following summaries of certain provisions of the Index Warrants and the form of Index Warrant Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Index Warrant Agreement and the Index Warrant Certificate or Index Warrant Global Certificate.

GENERAL

     The Index Warrant Agreement does not limit the number of Index Warrants that may be issued thereunder. The Company will have the right to 'reopen' a previous series of Index Warrants and to issue additional Index Warrants of such series.

     Each Index Warrant will entitle the holder (each, a 'Holder') to receive from the Company, upon exercise, including any automatic exercise, an amount in cash or a number of securities that will be determined by reference to prices, yields, levels or other specified objective measure (any such measure, an 'Index'), or changes in an Index or differences between two or more Indexes. The assets by reference to which an Index is determined (the 'Underlying Assets')

may be one or more specified securities or securities indexes or one or more foreign currencies or foreign currency indexes, or a combination thereof. The Prospectus Supplement for a series of Index Warrants will set forth the formula or methodology pursuant to which the amount payable or distributable on the Index Warrants will be determined by reference to the relevant Index or Indexes.

     Certain Index Warrants will, if specified in the Prospectus Supplement, entitle the Holder to receive from the Company, upon automatic exercise at expiration and under certain other circumstances, a minimum or maximum amount.

     The Prospectus Supplement applicable to any series of Index Warrants will set forth any circumstances in which the payment or distribution, or the determination of the payment or distribution, on the Index Warrants may be postponed and the period for which such payment or distribution or determination may be postponed. Conversely, the Index Warrants may be subject to early exercise or cancellation in certain circumstances described in the applicable Prospectus Supplement. The amount due, or the means by which the amount due, on the Index Warrants may be determined after any such delay or postponement, or early exercise or cancellation will be set forth in the applicable Prospectus Supplement.

     Unless otherwise specified in the applicable Prospectus Supplement, the Company will be under no obligation to, nor will it, purchase or take delivery of or sell or deliver any securities or currencies (including the Underlying Assets), other than the payment of any cash or distribution of any securities due on the Index Warrants, from or to Holders pursuant to the Index Warrants.

     Unless otherwise specified in the Prospectus Supplement, the Index Warrants will be deemed to be automatically exercised upon expiration. Upon such automatic exercise, Holders will be entitled to receive in cash or securities, depending on the terms of the applicable Prospectus Supplement, the cash amount or the number of securities due, if any, on such exercise of the Index Warrants.

     Reference is hereby made to the Prospectus Supplement relating to the particular series of Index Warrants offered thereby for the terms of such Index Warrants, including, where applicable: (i) the aggregate number of such Index Warrants; (ii) the offering price of such Index Warrants; (iii) the Index or Indexes by reference to which payment or distribution on such Index Warrants will be determined; (iv) certain information regarding the Underlying Assets;
(v) the amount due, or the means by which the amount due may be calculated, on exercise of the Index Warrants, including automatic exercise, or upon cancellation; (vi) the date on which the Index Warrants may first be exercised and the date on which they expire; (vii) any minimum number of Index Warrants exercisable at any one time; (viii) any maximum number of Index Warrants that may, subject to the Company's election, be exercised by all Holders (or by any person or entity) on any day; (ix) any provisions permitting a Holder to condition an exercise of Index Warrants; (x) the method by which the Index Warrants may be exercised; (xi) the currency in which the Index Warrants will be denominated and in which payments on the Index Warrants will be made or the securities that may be distributed in respect of the Index Warrants; (xii) the method of making any foreign currency translation applicable to payments or distributions on the Index Warrants; (xiii) the method of providing for a substitute Index or Indexes or otherwise determining the amount payable in connection with the exercise of Index Warrants if an Index changes or is no longer available; (xiv) the time or times at which amounts will be payable in respect of such Index Warrants following exercise or automatic exercise; (xv) any national securities exchange on, or self-regulatory organization with, which such Index Warrants will be listed; (xvi) any provisions for issuing such Index Warrants in certificated form; (xvii) if such Index Warrants are not issued in book-entry form, the place or places at and the procedures by which payments or distributions on the Index Warrants will be made; and (xviii) any other terms of such Index Warrants.

     Prospective purchasers of Index Warrants should be aware of special United States federal income tax considerations applicable to instruments such as the Index Warrants. The Prospectus Supplement relating to each series of Index Warrants will describe such tax considerations. The summary of United States federal income tax considerations contained in the Prospectus Supplement will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. Prospective purchasers of Index Warrants are urged to consult their own tax advisors prior to any acquisition of Index Warrants.

BOOK-ENTRY PROCEDURES AND SETTLEMENT FOR INDEX WARRANTS

     Subject to the rules of the Depository, and unless otherwise specified in the Prospectus Supplement, the Index Warrants offered thereby will be issued in the form of a single Index Warrant Global Certificate that will be deposited with, or on behalf of, a depository (the 'Depository'), which shall be, unless otherwise specified in the applicable Prospectus Supplement, the Depository Trust Company, New York, New York ('DTC'). Index Warrants will be registered in the name of the Depository or a nominee of the Depository. Unless and until it is exchanged in whole or in part for the individual Index Warrants represented thereby, an Index Warrant Global Certificate may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor of the Depository or a nominee of such successor.

     The Company anticipates that the following provisions will apply to all depository arrangements.

     Upon the issuance of an Index Warrant Global Certificate, the Depository will credit, on its book-entry registration and transfer system, the respective numbers of the individual Index Warrants represented by such Index Warrant Global Certificate to the accounts of institutions that have accounts with the Depository ('participants'). The accounts to be credited shall be designated by the underwriters of such Index Warrants or, if such Index Warrants are offered and sold directly by the Company or through one or more agents, by the Company or such agent or agents. Ownership of beneficial interests in an Index Warrant Global Certificate will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in an Index Warrant Global Certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository for such Index Warrant Global Certificate or by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities. Such limits and such laws may limit the market for beneficial interests in an Index Warrant Global Certificate.

     The Depository's nominee for all purposes will be considered the sole owner or holder of the Index Warrants under the related Index Warrant Agreement. Except as set forth below, owners of beneficial interests in the Index Warrant Global Certificate will not be entitled to have any of the individual Index Warrants represented by such Index Warrant Global Certificate registered in their names, will not receive or be entitled to receive physical delivery of any such Index Warrants, and will not be considered the holders thereof under the related Index Warrant Agreement.

     Neither the Company nor the Index Warrant Agent will have any responsibility or liability for any aspect of the records relating to or payments or distributions made on account of beneficial ownership interests in the Index Warrant Global Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual Index Warrant Certificates in exchange for the Index Warrant Global Certificate. In addition, the Company may at any time and in its sole discretion determine not to have certain Index Warrants represented by an Index Warrant Global Certificate and, in such event, will issue individual Index Warrant Certificates in exchange for such Global Certificate. Further, if the Company so specifies with respect to any Index Warrants, an owner of a beneficial interest in an Index Warrant Global Certificate may, on such terms acceptable to the Company and the Depository, receive individual Index Warrant in exchange for such beneficial interest. In any such instance, an owner of a beneficial interest in the Index Warrant Global Certificate will be entitled to have Index Warrants equal in aggregate number to such beneficial interest registered in its name and will be entitled to physical delivery of such Index Warrants. The registered owner of such Index Warrants will be entitled to receive any amounts payable in respect of such Index Warrants, upon surrender of such Index Warrants to the Index Warrant Agent in accordance with the procedures set forth in the Prospectus Supplement.

LISTING

     Unless otherwise indicated in the Prospectus Supplement, the Index Warrants will be listed on a national securities exchange or with a self-regulatory organization, the rules and regulations of which are filed with the Commission pursuant to Section 19(b) of the Exchange Act (a 'Self-Regulatory Organization'), in each case as specified in the Prospectus Supplement. It is expected that such Self-Regulatory Organization will cease trading a series of Index Warrants as of the close of business on the related expiration date of such Index Warrants.

MODIFICATION


     The Index Warrant Agreement and the terms of the related Index Warrants may be amended by the Company and the Index Warrant Agent, without the consent of the holders of any Index Warrants, for the purpose of curing any ambiguity or of curing, correcting or supplementing any defective or inconsistent provision contained therein, maintaining the listing of such Index Warrants on any national securities exchange or with any other Self-Regulatory Organization or registration of such Index Warrants under the Exchange Act, permitting the issuance of individual Index Warrant certificates to Holders, reflecting the issuance by the Company of additional Index Warrants of the same series or reflecting the appointment of a successor depository, or for any other purpose which the Company may deem necessary or desirable and which will not materially and adversely affect the interests of the Holders.

     The Company and the Index Warrant Agent also may modify or amend the Index Warrant Agreement and the terms of the related Index Warrants, with the consent of the holders of not less than a majority in number of the then outstanding Warrants affected by such modification or amendment, for any purposes; provided, however, that no such modification or amendment that changes the amount to be paid or the securities to be distributed to the Holder or the manner in which such amount is to be determined, shortens the period of time during which the Index Warrants may be exercised, or otherwise materially and adversely affects the exercise rights of the holders of the Index Warrants or reduces the percentage of the number of outstanding Index Warrants the consent of whose holders is required for modification or amendment of the Index Warrant Agreement or the terms of the related Index Warrants, may be made without the consent of each Holder affected thereby.

MERGER, CONSOLIDATION, SALE OR OTHER DISPOSITION

     If at any time there is a merger or consolidation involving the Company or a sale, transfer, conveyance (other than by way of lease) or other disposition of all or substantially all of the assets of the Company, then the successor or assuming corporation will succeed to and be substituted for the Company under the Index Warrant Agreement and the related Index Warrants, with the same effect as if it had been named in such Index Warrant Agreement and Index Warrants as the Company. The Company will thereupon be relieved of any further obligation under such Index Warrant Agreement and Index Warrants and may at any time thereafter be dissolved, wound up or liquidated.

ENFORCEABILITY OF RIGHTS BY HOLDERS

     Any Holder may, without the consent of the Index Warrant Agent or any other Holder, enforce by appropriate legal action on his own behalf his right to exercise, and to receive payment for, his Index Warrants.

SPECIAL CONSIDERATIONS RELATING TO INDEX WARRANTS

     The Index Warrants involve a high degree of risk, including risks arising from fluctuations in the values of the Underlying Assets, risks relating to the Index or Indexes by which payments or distributions on the Index Warrants are calculated, general risks applicable to the securities or currency markets on which the Underlying Assets are traded and, in the case of certain Index

Warrants, foreign exchange, interest rate, issuer and other risks. Purchasers should recognize that their Index Warrants, other than Index Warrants having a minimum expiration value, may expire worthless. Purchasers should be prepared to sustain a total loss of the purchase price of their Index Warrants, and are advised to consider carefully the information set forth herein and under 'Risk Factors Relating to the Index Warrants' in the applicable Prospectus Supplement. Prospective purchasers of the Index Warrants should be experienced with respect to options and options transactions and understand the risks of the Index (and, if applicable, foreign currency transactions), and should reach an investment decision only after careful consideration, with their advisers, of the suitability of the Index Warrants in light of their particular financial circumstances, the information set forth herein under 'Description of Index Warrants,' and the information regarding the Index Warrants, the Index and the Underlying Assets set forth in the Prospectus Supplement.

        LIMITATIONS ON ISSUANCE OF BEARER SECURITIES AND BEARER WARRANTS

     In compliance with United States Federal income tax laws and regulations the Company and any underwriter, agent or dealer participating in the offering of any Bearer Security will agree that, in connection with the original issuance of such Bearer Security and during the period ending 40 days after the issue date of such Bearer Security, they will not offer, sell or deliver such Bearer Security, directly or indirectly, to a U.S. Person or to any person within the United States, except to the extent permitted under U.S. Treasury regulations.

     Bearer Securities will bear a legend to the following effect: 'Any United States Person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code.' The sections referred to in the legend provide that, with certain exceptions, a United States taxpayer who holds Bearer Securities will not be allowed to deduct any loss with respect to, and will not be eligible for capital gain treatment with respect to any gain realized on a sale, exchange, redemption or other disposition of, such Bearer Securities.

     As used herein, 'United States' means the United States of America and its possessions, and 'United States Person' means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, or an estate or trust the income of which is subject to United States Federal income taxation regardless of its source.

     Pending the availability of a definitive Global Security or individual Bearer Securities, as the case may be, Debt Securities that are issuable as Bearer Securities may initially be represented by a single temporary Global Security, without interest coupons, to be deposited with a common depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ('Euroclear'), and Centrale de Livraison de Valeurs Mobilieres S.A. ('CEDEL') for credit to the accounts designated by or on behalf of the purchasers thereof. Following the availability of a definitive Global Security in bearer form, without coupons attached, or individual Bearer

Securities and subject to any further limitations described in the applicable Prospectus Supplement, the temporary Global Security will be exchangeable for interests in such definitive Global Security or for such individual Bearer Securities, respectively, only upon receipt of a 'Certificate of Non-U.S. Beneficial Ownership'. A 'Certificate of Non-U.S. Beneficial Ownership' is a certificate to the effect that a beneficial interest in a temporary Global Security or Bearer Warrant is owned by a person that is not a U.S. Person or is owned by or through a financial institution in compliance with applicable U.S. Treasury regulations. In no event will a definitive Bearer Security be delivered to a purchaser without the receipt of a Certificate of Non-U.S. Beneficial Ownership. No Bearer Security will be delivered in or to the United States. If so specified in the applicable Prospectus Supplement, interest on a temporary Global Security will be paid to each of Euroclear and CEDEL with respect to that portion of such temporary Global Security held for its account, but only upon receipt as of the relevant Interest Payment Date of a Certificate of Non-U.S. Beneficial Ownership.

     Limitations on the offer, sale, delivery and exercise of Bearer Warrants (including a requirement that a Certificate of Non-U.S. Beneficial Ownership be delivered upon exercise of a Bearer Warrant) will be described in the Prospectus Supplement relating to such Bearer Warrants.

                              PLAN OF DISTRIBUTION

     The Company may sell Offered Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to one or more purchasers; or (iii) through agents. The applicable Prospectus Supplement will set forth the terms of the offering of any Offered Securities, including the names of any underwriters, the purchase price of such Offered Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, any securities exchanges on which such Offered Securities may be listed and any restrictions on the sale and delivery of Offered Securities in bearer form.

     If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Offered Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The Company expects that such managing underwriters or underwriters in the United States will include Salomon Brothers Inc. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase such Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Offered Securities if any of such Offered Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Offered Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, by one or more firms ('remarketing firms') acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Offered Securities remarketed thereby.

     Offered Securities may also be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of Offered Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will act on a best efforts basis for the period of its appointment.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Offered Securities at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in such Prospectus Supplement. Such contracts will be subject only to those conditions set forth in the applicable Prospectus Supplement, and such Prospectus Supplement will set forth the commissions payable for solicitation of such contracts.

     Any underwriters, dealers or agents participating in the distribution of Offered Securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for, the Company or its affiliates in the ordinary course of business.

     Salomon Brothers Inc is an indirect wholly owned subsidiary of the Company. Salomon Brothers Inc's participation in the offer and sale of Offered Securities complies with the requirements of Schedule E of the By-Laws of the National Association of Securities Dealers, Inc. regarding the underwriting by Salomon Brothers Inc of securities of its parent. Salomon Brothers Inc may act as an underwriter in an 'at the market' equity offering pursuant to Rule 415(a)(4) under the Securities Act and may make a market in the Offered Securities but is not obligated to do so.

                                 ERISA MATTERS

     The Employee Retirement Income Security Act of 1974, as amended ('ERISA'), imposes certain restrictions on employee benefit plans ('Plans') that are subject to ERISA and on persons who are fiduciaries with respect to such Plans. In accordance with ERISA's general fiduciary requirements, a fiduciary with respect to any such Plan who is considering the purchase of the Offered

Securities on behalf of such Plan should determine whether such purchase is permitted under the governing Plan documents and is prudent and appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the 'Code'), prohibit certain transactions involving the assets of a Plan and persons who have certain specified relationships to the Plan ('parties in interest' within the meaning of ERISA or 'disqualified persons' within the meaning of Section 4975 of the Code). Thus, a Plan fiduciary considering the purchase of the Offered Securities should consider whether such a purchase might constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code.

     The Company, directly or through its affiliates, may be considered a 'party in interest' or a 'disqualified person' with respect to many Plans that are subject to ERISA. The purchase of Offered Securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code) and with respect to which the Company is a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Offered Securities are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ('PTCE') 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), or PTCE 95-60 (an exemption for certain transactions involving insurance company general accounts). ANY PENSION OR OTHER EMPLOYEE BENEFIT PLAN PROPOSING TO ACQUIRE ANY OFFERED SECURITIES SHOULD CONSULT WITH ITS COUNSEL.

                                    EXPERTS

     The financial statements and related schedules included in the 1995 10-K have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in this Prospectus in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                 LEGAL OPINIONS

     Certain legal matters relating to the Securities will be passed upon for the Company by Cravath, Swaine & Moore, New York, New York, and for any agents or underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.
                            ------------------------

                               TABLE OF CONTENTS

                                                 PAGE
                                                 -----
                PROSPECTUS SUPPLEMENT
Summary Information--Q&A......................     S-3
Incorporation of Certain Documents by
  Reference...................................     S-6
Salomon Inc...................................     S-6
Risk Factors Relating to the Securities.......     S-7
Description of the Securities.................    S-11
The Nikkei 225 Index..........................    S-17
Certain United States Federal Income
  Tax Considerations..........................    S-21
Use of Proceeds and Hedging...................    S-23
Plan of Distribution..........................    S-23
Legal Opinions................................    S-25

                      PROSPECTUS
                (Selected Provisions)

Available Information.........................       2
Incorporation of Certain Documents by
  Reference...................................       2
Salomon Inc...................................       3
Use of Proceeds...............................       3
Ratio of Earnings to Fixed Charges and
  Earnings to Fixed Charges and Preferred
  Dividends...................................       4
Description of Debt Securities................       4
Description of Warrants.......................      22
Limitations on Issuance of Bearer Securities
  and Bearer Warrants.........................      28
Plan of Distribution..........................      29

ERISA Matters.................................      30
Experts.......................................      31

$65,000,000
SALOMON INC

NIKKEI 225 INDEX
SECURITIES DUE
AUGUST 20, 2002
($10 PRINCIPAL AMOUNT
 PER SECURITY)

SALOMON BROTHERS INC
A.G. EDWARDS & SONS, INC.
OPPENHEIMER & CO., INC.
PRUDENTIAL SECURITIES INCORPORATED

PROSPECTUS SUPPLEMENT
DATED AUGUST 15, 1997